UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)

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April 11, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Wednesday, May 16, 2018 at 3:30 p.m., Pacific daylight time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 11, 2018.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2017 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Wendy Mignosa at (408) 496-2242 if you plan to attend.

Sincerely yours,

Wendell Blonigan

President and Chief Executive Officer

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 16, 2018 at 3:30 p.m., Pacific daylight time.

Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect six directors to serve for the ensuing year or until their respective successors are duly elected and qualified.

(2) To approve an amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

(3) To approve an amendment to the Intevac 2012 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares.

(4) To ratify the appointment of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 29, 2018.

(5) To approve, on a non-binding, advisory basis, compensation paid to Intevac’s Named Executive Officers (“NEOs”).

(6) To transact such other business as may properly come before the Annual Meeting or any postponement, adjournment or other delay thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 27, 2018.

Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer and

Treasurer

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are first being distributed on or about April 11, 2018.

Page
Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	2
Stockholder Proposals and Director Nominations	6
Additional Information about the Proxy Materials	7
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 16, 2018	7
Proposal One – Election of Directors	8
Majority Voting Standard	8
Nominees	9
Business Experience and Qualifications of Nominees for Election as Directors	9
Proposal Two – Approval of an Amendment to the Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 500,000 Shares	11
Summary of the 2003 Employee Stock Purchase Plan	11
Certain Federal Income Tax Information	13
Amendment and Termination of the Plan	14
Purchase Plan Transactions for Certain Individuals and Groups	14
Proposal Three – Approval of an Amendment to the Intevac 2012 Equity Incentive Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 1,000,000 Shares	16
Summary of the 2012 Equity Incentive Plan	17
Federal Tax Aspects	23
Number of Awards Granted to Employees, Consultants, and Directors	25
Proposal Four – Ratification of Independent Public Accountants	27
Principal Accountant Fees and Services	27
Pre-Approval of Audit and Permissible Non-Audit Services	28
Proposal Five – Advisory Vote to Approve Executive Compensation	29
Compensation Program and Philosophy	29
Corporate Governance Matters	31
Code of Business Conduct and Ethics	31
Independence of the Board	31
Board Meetings and Committees	31
Attendance at Annual Stockholder Meetings by the Board	32
Contacting the Board of Directors	35
Executive Compensation and Related Information	36
Compensation Discussion and Analysis	36
Compensation Committee Report	47
2017 Summary Compensation Table	48
Grants of Plan-Based Awards in 2017	49
Outstanding Equity Awards at 2017 Fiscal Year-End	50
Option Exercises and Stock Vested in 2017	52
Potential Payments upon Termination or Change of Control	52
Compensation of Directors	56
Equity Compensation Plan Information	58
Security Ownership of Certain Beneficial Owners and Management	59
Certain Relationships and Related Party Transactions	60
Section 16(a) Beneficial Ownership Reporting Compliance	60
Audit Committee Report	61
Other Business	62

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual	Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of Intevac, Inc. (“we,” “us,” “Intevac” or the “Company”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 16, 2018 at 3:30 p.m., Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 11, 2018.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 27, 2018. You should bring photo identification for entrance to the Annual Meeting and proof of your holdings. The meeting will begin promptly at 3:30 p.m., Pacific daylight time.

Stock	Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record – If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac, and we will have a list of all such stockholders at the meeting site.

Beneficial owners – Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and if you do not do so then most of the proposals will not receive the benefit of your vote. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present in person or represented by proxy to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote on a proposal occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Intevac’s Common Stock at the close of business on March 27, 2018 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 22,359,973 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 80 stockholders of record. We believe that approximately 3,932 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	What shares may I vote?

A:

You may vote all of the Intevac shares owned by you as of the close of business on the Record Date. Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders are not entitled to cumulate their votes in the election of directors.

Q:	How many directors may I vote for?

A:	Stockholders may vote for up to six nominees for director. The Board recommends that you vote “FOR” all six of the Board’s nominees for director.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail – Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by following the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet – Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 15, 2018. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone – Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 15, 2018. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of six directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2)	An amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares;

(3)	An amendment to the Intevac 2012 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares;

(4)	The ratification of the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 29, 2018; and

(5)	The approval, on a non-binding advisory basis, of the compensation paid to Intevac’s Named Executive Officers (“NEOs”).

Q:	What is the voting requirement to approve each of the proposals?

A:

Election of Directors (Proposal One): Under our Bylaws and our corporate governance guidelines, each director must be elected by the affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, in an uncontested election. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee in an uncontested election. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the six nominees for election as director. The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In an uncontested election, if an incumbent director does not receive a majority of votes cast “FOR” his or her election, the Nominating and Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation. In contested elections, the required vote would be a plurality of votes cast. Nominees elected as directors of Intevac shall serve for a term of one year or until their respective successors have been duly elected and qualified

Equity Plan Proposals (Proposals Two and Three): Approval of (1) an amendment to Intevac’s 2003 Employee Stock Purchase Plan (Proposal Two) and (2) an amendment to Intevac’s 2012 Equity Incentive Plan (Proposal Three) each requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each of these proposals.

Ratification of BPM LLP (Proposal Four): With respect to Proposal Four, stockholder ratification of the selection of BPM LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of BPM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders. Ratification of the selection of BPM LLP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

Advisory Vote on Executive Compensation (Proposal Five) – The affirmative vote of a majority of votes cast is required to approve, on a non-binding advisory basis, the compensation of the NEOs. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Shares voted “ABSTAIN” and shares not represented at the meeting will have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “AGAINST” votes.

If you are a beneficial holder and do not provide specific voting instructions to your broker or other nominee, the broker or other nominee that holds your shares will not be able to vote your shares, which will result in “broker non-votes” on proposals other than the ratification of the appointment of BPM LLP as Intevac’s independent auditor for Fiscal 2018. Consequently, if you do not submit any voting instructions to your broker or other nominee, your broker or other nominee may exercise its discretion to vote your shares on Proposal Four to ratify the appointment of BPM LLP. Broker non-votes will not be counted in the tabulation of the voting results on any of the proposals.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One;

•	“FOR” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2003 Employee Stock Purchase Plan;

•	“FOR” the adoption of the amendment to add an additional 1,000,000 shares to the Intevac 2012 Equity Incentive Plan;

•	“FOR” the proposal to ratify the selection of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 29, 2018; and

•	“FOR” the approval, on an advisory basis, of the compensation of the Intevac’s NEOs.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. Assuming there is no contested election and if no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices in a timely fashion, Attention: Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	How do I attend the Annual Meeting?

A:

Attendance at the Annual meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present a valid picture identification, such as a driver’s license or passport.

Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact the Company at 1-408-986-9888 for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares of Common Stock in person by ballot at the Annual Meeting. If you hold your shares of Common Stock through a bank or broker, you will not be able to vote in person by ballot at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from you bank or broker and present it at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials –Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 11, 2018 for this proxy statement, in order to be included in the proxy statement for the 2019 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than December 12, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting – In addition, Intevac’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, assuming a mailing date of April 11, 2018 for this proxy statement, the Notice Deadline for the 2019 annual meeting of stockholders is December 12, 2018.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2017 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2017 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2017 Annual Report may request to receive a separate copy of the proxy materials and 2017 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2017 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2017 Annual Report, notices of stockholder proposals, recommendations of candidates to the Board, communications to the Board or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 16, 2018.

The proxy statement and the 2017 Annual Report are available at www.intevac.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, six directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the earlier death, resignation or removal of such director.

It is intended that the proxies will be voted for the six nominees named below unless authority to vote for any such nominee is withheld. The six nominees are currently directors of Intevac. Except for Messrs. Barber and Popovich, who were appointed to the Board on February 14, 2018, each of the nominees was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board to fill the vacancy. The proxies solicited by this proxy statement may not be voted for more than six nominees.

Messrs. Barber and Popovich, who are standing for election to the Board, were identified through a search initiated in late 2017 by engagement of an outside firm. The process was managed by the Nominating and Governance Committee which included the participation of Messrs. Dury, Blonigan, Drapkin, Rohrs and Schaefer, to assist in the identification of new director candidates and to facilitate the process of evaluating those candidates as potential directors. Messrs. Barber and Popovich were recommended by Mr. Dury.

Majority Voting Standard

Under Intevac’s Bylaws, in order to be elected, a nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections (which is the case for the election of directors at the 2018 Annual Meeting), which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our corporate governance guidelines.

In accordance with our Bylaws and our corporate governance guidelines, the Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent director fails to receive the required vote for reelection, then the Nominating and Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation.

Any director whose resignation is under consideration shall abstain from participating in any decision of the Nominating and Governance Committee or the Board itself regarding that resignation.

Nominees

Set forth below is information regarding the nominees to the Board.

Name of Nominee	Position(s) with Intevac	Age
David S. Dury	Chairman of the Board	69
Wendell T. Blonigan	President and Chief Executive Officer (“CEO”)	56
Kevin D. Barber	Director	57
Mark P. Popovich	Director	55
Thomas M. Rohrs	Director	67
John F. Schaefer	Director	75

The Board of Directors unanimously recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy under the heading “Policy Regarding Board Nominees”, the Company believes that Board members should possess a balance of knowledge, experience and capability, and considers the following issues: the current size and composition of the Board and the needs of the Board and the respective committees of the Board, such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, the Board has determined that 5 of the 6 directors named above are considered independent under applicable Nasdaq rules.

Mr. Dury has served as Chairman of the Board since August 2017 and as a director of Intevac since July 2002. Mr. Dury served as a co-founder of Mentor Capital Group, a venture capital firm from July 2000 until his retirement in May 2009. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his executive experience as a partner in a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Blonigan joined Intevac in July 2013 as President and CEO and has served as a director of Intevac since August 2013. Prior to joining Intevac, Mr. Blonigan co-founded Orbotech LT Solar in 2009 and served as the company’s CEO until 2013. From 2006 until 2009, he was the Chief Operating Officer at Photon Dynamics. In 1991, Mr. Blonigan joined Applied Materials’ AKT display subsidiary. During his tenure at AKT, he held various positions. In 2003, he was appointed President and served in this role until 2006; from 1999 through 2003 he was Vice President, and prior to that time he was Director of Engineering and New Product Development. Mr. Blonigan holds a BS in electronic engineering technology from DeVry University Missouri Institute of Technology. The Board believes Mr. Blonigan’s qualifications to sit on our Board include his years of executive experience for a large multinational company in the high technology display and solar industries, including as our CEO, his strong leadership abilities, management skills and technical expertise.

Mr. Barber was appointed as a director of Intevac in February 2018. Mr. Barber currently serves as the Senior Vice President and General Manager of the Mobile Division of Synaptics. Prior to joining Synaptics in

2011, Mr. Barber served from 2008 until 2010 as CEO and president of ACCO Semiconductor, Inc., a fabless semiconductor company serving the mobile communications market. From 2006 to 2008, Mr. Barber served as a consultant for PRTM Management Consultants Inc. From 2003 until 2006, Mr. Barber served in various roles at Skyworks Solutions including senior vice president and general manager, mobile platforms, and earlier, RF solutions, and senior vice president, operations. From 1997 to 2002, Mr. Barber served as senior vice president of operations for Conexant Systems. Mr. Barber holds a Bachelor of Science degree in Electrical Engineering from San Diego State University and a Master’s degree in Business Administration from Pepperdine University. The Board believes Mr. Barber’s qualifications to sit on our Board include his years of operational and management experience in the mobile display, handset, tablet, and semiconductor device industries.

Mr. Popovich was appointed as a director of Intevac in February 2018. Mr. Popovich currently serves as the CEO of 3D Glass Solutions, a privately-held company producing glass-based system-on-chip and system-in-package. Prior to 3D Glass, in 2017, Mr. Popovich was chief strategy officer of Semblant, Inc., a start-up specializing in waterproof nano-coatings for consumer electronics products. From 2013 until 2017, Mr. Popovich held corporate vice president positions at Henkel Corporation, a multi-national chemical and consumer goods company. From 2002 until 2013, Mr. Popovich served as general manager, vice president at Amkor Technology, an outsourced provider in the semiconductor assembly and packaging industry. From 1996 until 2002, Mr. Popovich served as a director at ChipPAC Inc. From 2015 to 2017 Mr. Popovich served on the Boards of Directors of Vitriflex Inc., a private company and Dropwise Technology Corporation, a private company. Mr. Popovich holds a Bachelor of Science degree in Ceramic Science & Engineering from Pennsylvania State University. The Board believes Mr. Popovich’s qualifications to sit on our Board include his years of operational and management experience in the semiconductor advance packaging industry.

Mr. Rohrs has served as a director of Intevac since October 2010. Mr. Rohrs has held executive positions at leading Silicon Valley technology companies. Mr. Rohrs currently serves as the CEO of Ichor Systems. Mr. Rohrs was the CEO of Skyline Solar from 2010 through 2013, the CEO of Electroglas from 2006 through 2009, Senior Vice President of Global Operations for Applied Materials from 1997 through 2002 and Vice President of Worldwide Operations for Silicon Graphics from 1992 through 1997. Mr. Rohrs currently serves as Chairman of the Board of Ichor Systems and as a member of the Board of Directors of Advanced Energy and was a director of Magma Design Automation from 2003 to 2012. He received a BS in mechanical engineering from the University of Notre Dame and an MBA from Harvard Business School. The Board believes Mr. Rohrs’ qualifications to sit on our Board include his experience as a CEO of a semiconductor equipment manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the semiconductor, solar photovoltaic and electronics industries.

Mr. Schaefer has served as a director of Intevac since July 2010. Mr. Schaefer served as the Chairman and CEO of Phase Metrics from 1994 through 2001, President, Chief Operating Officer and Director of McGaw from 1992 to 1994, President, CEO and Director of Levolor Corporation from 1989 to 1992, and Corporate Officer and Director of Baker Hughes Incorporated from 1974 to 1988. Mr. Schaefer also served as a Staff Assistant to the President of the United States between 1971 and 1974. Mr. Schaefer served on the Board of Directors of Websense from 2001 to 2013. He received a BS in engineering from the United States Naval Academy and an MBA from Harvard Business School. The Board believes Mr. Schaefer’s qualifications to sit on our Board include his experience as a CEO of a manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the hard disk drive and oil and gas capital equipment industries.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER BY 500,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was originally adopted by our Board and approved by our stockholders in 2003, and was last approved by our stockholders in 2017. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995. We are asking our stockholders to approve an amendment to the 2003 ESPP to increase the number of shares of our Common Stock that may be issued under the 2003 ESPP by 500,000 shares. We expect that this increase to the number of shares available for issuance under 2003 ESPP to be sufficient to meet the plan’s needs for at least another year.

The 2003 ESPP provides us an important incentive tool for our employees and helps us to attract, retain and motivate our employees whose skills and performance are critical to our success. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate and our Board has determined that it is in our best interests and the best interests of our stockholders to make an additional 500,000 shares of our Common Stock available for purchase under the 2003 ESPP. As such, the Board has put forth for approval of our stockholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 500,000 shares of our Common Stock. If our stockholders approve this Proposal Two, the aggregate number of shares available for issuance under the 2003 ESPP since its inception will be 4,558,000, and the total number of shares of Common Stock that remain available to be issued in the future under such plan will be approximately 625,000 shares. The requested increase represents approximately 2.2% of the outstanding shares of our Common Stock as of March 31, 2018, and the total number of shares available for issuance under the 2003 ESPP would be approximately 2.8% of the outstanding shares of our Common Stock as of March 31, 2018.

The Board of Directors unanimously recommends a vote “FOR” the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP as set forth in Appendix A.

General

The 2003 ESPP was originally adopted by our Board in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board or a committee appointed by the Board administers the 2003 ESPP. All questions of construction, interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for at least twenty (20) hours per week and more than five (5) months per calendar year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee (or any person whose stock would be attributable to such employee) would own our stock or the stock of our parent corporation or any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or our parent corporation or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our parent corporation or any of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding. As of March 31, 2018, approximately 242 employees were eligible to participate in the 2003 ESPP. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of approximately twenty-four (24) months, with each new offering period starting on a date determined by the plan administrator. The plan administrator has the authority to change the duration of the offering periods, including the commencement dates thereof, with respect to future offerings without stockholder approval if such change is announced prior to the start of the first offering period elected, except with respect to automatic transfers to lower price offering periods, as described below. Each offering period is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and such participants are automatically re-enrolled in a new offering period that commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) business days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to 85% of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period or, if different, on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on the Nasdaq National Market (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal or such other source as the plan administrator deems reliable.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 15% of his or her eligible compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 2,500 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice or following an electronic or other withdrawal procedure without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again or follow an electronic or other withdrawal procedure in the same purchase interval and, unless he or she re-enters the 2003 ESPP at a semi-annual entry date in accordance with the terms of the 2003 ESPP, may not participate in the same offering period. To participate again in the 2003 ESPP, the participant must deliver to us a new subscription agreement in accordance with the terms of the 2003 ESPP. Once a participant withdraws from the 2003 ESPP, the payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her as provided pursuant to the 2003 ESPP.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other change in our capital structure, such that an adjustment is determined by the plan administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 ESPP, adjustments will be made, in the manner the plan administrator deems equitable, in the number and class of shares available for purchase under the 2003 ESPP (including per person purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP.

In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress shall be shortened by setting a new purchase date before the dissolution or liquidation, and such offering period shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless provided otherwise by the Board. The Board shall notify each participant of the new purchase date at least ten (10) business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date. In the event of any merger of the Company with or into another corporation or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the purchase interval then in progress shall be shortened by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least ten (10) business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Certain Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (i) two (2) years from the first day of the applicable offering period (or, if later, from the first day the participant entered the offering period) and (ii) one (1) year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. In addition, a participant’s annual “net investment income”, as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the 2003 ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the Plan

The 2003 ESPP will continue in effect until terminated in accordance with the terms of the 2003 ESPP. Our Board or the committee administering the 2003 ESPP may at any time terminate or amend the 2003 ESPP. The termination of the 2003 ESPP cannot affect purchase rights previously granted under the plan except as provided by the 2003 ESPP, provided that an offering period may be terminated by the plan administrator on any purchase date if the plan administrator determines that the termination of the 2003 ESPP is in the best interests of the Company and its stockholders. To the extent necessary to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule, the Company will obtain stockholder approval of an amendment or termination in a manner and to the degree required. Without stockholder approval, and without regard to whether any participant rights may be considered to have been adversely affected, the plan administrator is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to the amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable which are consistent with the 2003 ESPP. In addition, in the event the plan administrator determines the ongoing operation of the 2003 ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion, modify or amend the 2003 ESPP to reduce or eliminate such accounting consequences.

Purchase Plan Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, by our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by an individual under the 2003 ESPP is not determinable.

The table below shows, as to each of Intevac’s NEOs included in the 2017 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

Name and Position or Group	Number of Purchased Shares	Weighted Average Purchase Price
Wendell Blonigan, President and CEO	—	N/A
James Moniz, Executive Vice President and Chief Financial Officer	5,000	$3.76
Andres Brugal, Executive Vice President and General Manager, Photonics	5,000	$3.76
Jay Cho, Executive Vice President and General Manager, Thin Film Equipment	4,340	$3.76
Christopher Smith, Vice President Business Development	—	N/A
Non-employee directors, as a group	—	N/A
All executive officers, as a group	14,340	$3.76
All employees who are not executive officers, as a group	391,319	$3.83

Required Vote

The affirmative vote of the holders of a majority of the shares presented in person or represented by proxy at the Annual Meeting are entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 500,000 shares of Common Stock to the 2003 ESPP.

Summary

We believe strongly that approval of the amendment to the 2003 ESPP is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees are one of our most valuable assets. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES

The 2012 Equity Incentive Plan (the “Plan”) was originally adopted by our Board and approved by our stockholders in 2012 and was last approved by our stockholders in 2017. We are asking our stockholders to approve the amended Plan to increase the number of shares of our Common Stock by 1,000,000 shares so that we can continue to use it to achieve our goals.

We have historically provided stock options, restricted stock units and other types of equity awards as an incentive to our employees, directors and consultants to promote increased stockholder value. The Board of Directors and management believe that stock options, restricted stock units and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate all employees to increase stockholder value. In addition, stock options, restricted stock units and other types of equity awards are considered a competitive necessity in the high technology sector in which we compete.

If stockholders approve the amended Plan, the amended Plan will replace the current version of the Plan and will continue in effect until it terminates at the end of its term in 2022, unless terminated earlier by the Plan administrator.

The Board believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board expects that the Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to our success and in providing incentive to these individuals to promote the success of the Company.

The Board of Directors unanimously recommends that stockholders vote “FOR” the amendment to the 2012 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares.

Proposed Amendment

At the 2018 Annual Meeting, we are asking our stockholders to approve the amended Plan to increase the number of shares reserved for issuance under the Plan by 1,000,000 shares. The Compensation Committee approved the proposed amended Plan in February 2018, subject to stockholder approval at this 2018 Annual Meeting. The increase to the number of shares reserved under the Plan is proposed in order to give the Board and the Compensation Committee of the Board continued flexibility to grant stock options, restricted stock units and other types of equity awards.

The Board and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and stockholders by giving employees the perspective of owners with equity stakes in Intevac, and provides an effective means of recognizing employee contributions to our success. The Board and management also believe that equity awards are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, the Board and management believe that the ability to grant equity awards will be important to our future success by helping us to accomplish these objectives.

If the stockholders approve this proposed amendment to the Plan, we currently anticipate that the shares available under the Plan will be sufficient to meet our expected needs through at least the first fiscal quarter of

2019, inclusive of the annual equity awards typically granted in the second quarter of each fiscal year. We anticipate that we will be requesting additional shares under the Plan at our 2019 annual meeting of stockholders. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be added to the total number of shares reserved for issuance under the Plan, the Compensation Committee and the Board also considered the following:

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Remaining Competitive by Attracting/Retaining Talent. As discussed above, the Compensation Committee and the Board considered the importance of an adequate pool of shares to attract, retain and reward our high-performing employees, especially since we compete with many technology companies for a limited pool of talent.

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Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2017, 2016 and 2015 we granted equity awards representing a total of 2.8 million shares. Due to the fungible share ratio (described below), the share reserve was reduced by an additional 4.3 million shares in the past three years.

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Forecasted Grants. As discussed above, the Compensation Committee and the Board anticipates that the proposed 1,000,000 share increase, based on projected share utilization will be sufficient for our equity award usage through at least the first quarter of 2019. In determining the projected share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) 1,165,707 unissued shares remaining under the Plan; (ii) the additional 1,000,000 shares that would be available for grant under the Plan, if the stockholders approve the proposed amendment to the Plan; (iii) estimated cancellations returned back to the Plan; (iv) the full value awards to be granted subject to stockholder approval of the proposed amendment to the Plan; and (v) the impact of the fungible share ratio for full value awards (that is, that awards having an exercise price less than the fair market value on the date of grant count against the share reserve under the Plan as two (2) shares for every one (1) share subject to such an award.) Based on these projections, we expect to request additional shares under the Plan at our 2019 annual meeting of stockholders.

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Proxy Advisory Firm Guidelines. Because of our significant institutional stockholder base, the Compensation Committee and the Board also considered the relevant guidelines from a proxy advisory firm. Our three-year average burn rate and the dilution relating to the proposed 1,000,000 share increase are within such guidelines.

Summary of the 2012 Equity Incentive Plan

The following is a summary of the principal features of the amended Plan and its operation. The summary is qualified in its entirety by reference to the amended Plan as set forth in Appendix B.

General

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to employees, directors and consultants who perform services to the Company, and to promote the success of the Company’s business. These incentives are provided through the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance bonus awards, performance units and/or performance shares.

Authorized Shares

We are asking our stockholders to approve an increase of 1,000,000 shares of our Common Stock to the number of shares of our Common Stock reserved under the Plan. If our stockholders approve this Proposal Three, a total maximum aggregate of 5,000,000 shares plus (i) the 740,378 shares that, as of the date stockholders initially approved the Plan in 2012, were reserved but not issued pursuant to any awards under the 2004 Equity

Incentive Plan (the “2004 Plan”) and were not subject to any awards granted thereunder, and (ii) any shares subject to stock options or similar awards granted under the 2004 Plan and/or the Company’s 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”) that, after the date stockholders initially approved the Plan in 2012, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2004 Plan and/or the 1995 Plan that, after the date stockholders initially approve the Plan, are forfeited to or repurchased by the Company, with the maximum number of shares that may be added pursuant to sections (i) and (ii) equal to 4,063,305 shares. The shares may be authorized, but unissued, or reacquired Common Stock. As of March 31, 2018, the number of shares subject to awards outstanding under the Plan, 2004 Plan and the 1995 Plan was 3,695,312 shares and the number of shares that were available for future issuance under the Plan was 1,165,707 shares.

Shares subject to awards granted with an exercise or purchase price less than the fair market value on the date of grant (including restricted stock, restricted stock units, performance units and performance shares) count against the share reserve as two (2) shares for every one (1) share subject to such an award. To the extent that a share that was subject to an award that counted as two (2) shares against the Plan reserve pursuant to the preceding sentence is returned to or deemed not issued from the Plan, the Plan reserve will be credited with two (2) shares that will thereafter be available for issuance under the Plan.

If any award granted under the Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, with respect to restricted stock, restricted stock units, performance units or performance shares or is forfeited to or repurchased by the Company due to failure to vest, the unpurchased or forfeited or repurchased shares subject to such award will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to the exercise of stock appreciation rights, the gross number of shares covered by the portion of the exercised award, whether or not actually issued pursuant to such exercise, will cease to be available under the Plan. If shares issued pursuant to restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company, such shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an award and/or to satisfy the tax withholding obligations of an award will not become available for future grant or sale under the Plan. Shares issued pursuant to awards transferred under any award transfer program will not again be available for grant under the Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the Plan.

Adjustments to Shares Subject to the Plan

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s Common Stock occurs, the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations.

Administration

The Plan will be administered by the Board, any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the Plan (the “Administrator”). In the case of transactions, including grants to certain officers and key employees of the Company, intended to qualify, as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. (For purposes of this summary of the Plan, the term “Administrator” will refer to the Board or any committee designated by the Board to administer the Plan.)

Subject to the terms of the Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The Administrator may determine the terms and conditions of any award exchange program and/or award transfer program, but may only institute an award exchange program and/or award transfer program with the approval of the Company’s stockholders. The Administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the Plan.

Eligibility

Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 31, 2018, approximately 255 employees, directors and consultants were eligible to participate in the Plan.

Stock Options

Each option granted under the Plan will be evidenced by a written or electronic agreement between the Company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan.

The exercise price per share of each option may not be less than the fair market value of a share of the Company’s Common Stock on the date of grant. However, an exception may be made for any options that are granted in substitution for options held by employees of companies that the Company acquires in a manner consistent with Section 424(a) of the Code (in which case the exercise price generally preserves the economic value of the employee’s canceled option from his or her former employer). In addition any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the Common Stock is the closing price of our stock on any established stock exchange or national market system on the applicable date.

The Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when the Company receives the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that options will have a maximum term of no more than ten (10) years, and provided further that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five (5) years.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option for (i) three (3) months following his or her termination for reasons other than death or disability, and (ii) twelve (12) months following his or her termination due to disability or following his or her death while holding the option.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Plan. Restricted stock awards may be subject to vesting conditions as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Unless the Administrator provides otherwise, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award. The Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The Administrator may grant restricted stock units which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the Plan. Restricted stock units may be settled, in the sole discretion of the Administrator, in shares, cash or a combination of both.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion, which, depending on the extent to which they are met, will determine the number of restricted stock units to be paid out to participants.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. The Administrator in its sole discretion may pay earned restricted stock units in cash, shares of the Company’s Common Stock, or a combination of cash and shares.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company Common Stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The Company may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be no more than ten (10) years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

Performance Units and Performance Shares

Performance units and performance shares may also be granted under the Plan. Performance units and performance shares are awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Each award of performance units or shares granted under the Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the Plan. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period), or in a combination thereof. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individuals goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws, or any other basis, and which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

After the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. Performance units will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Performance Bonus Awards

Performance bonus awards may also be granted under the Plan in the form of a cash bonus payable upon the attainment of a specified list of performance goals and certain other requirements. The Administrator has complete discretion to determine the amount of the cash bonus that could be earned under a performance bonus award, provided that no one participant may be granted performance bonus awards that could result in the participant receiving more than $5,000,000 in any one fiscal year of the Company.

Individual Award Limitations

The Plan contains annual grant limits. The maximum number of shares and/or dollars which could be issued to any one individual in any fiscal year pursuant to the Plan is as follows:

Award Type	Annual Number of Shares or Dollar Value		Additional Shares or Dollar Value in Connection with New Hire*		Maximum Number of Shares and/ or Dollars
Stock Option		425,000		600,000	1,025,000
Restricted Stock		275,000		350,000	625,000
Restricted Stock Units		275,000		350,000	625,000
Stock Appreciation Right		425,000		600,000	1,025,000
Performance Shares		275,000		350,000	625,000
Performance Units	Initial Value of $	1,500,000	Initial Value of $	1,500,000	$3,000,000

*	Additional shares that may be granted in the Company’s fiscal year in which the individual’s service to the Company (or a parent or subsidiary corporation of the Company) first commences.

In addition, performance bonus awards may be granted, provided that no one participant may be granted performance bonus awards that could result in the participant receiving more than $5,000,000 in any one fiscal year of the Company.

The Administrator will adjust the share limitations set forth in the above paragraph in the event of any adjustment to the Company’s shares discussed above (under “Adjustments to Shares Subject to the Plan”).

Additionally, the Plan provides that, subject to the adjustment provisions in the Plan, in any fiscal year of the Company, a non-employee director may not be granted equity awards covering more than 25,000 shares, increased to 40,000 shares in the fiscal year of his or her initial service as a non-employee director (excluding awards granted to him or her as a consultant or employee).

Transferability of Awards

Unless determined otherwise by the Administrator, awards granted under the Plan generally are not transferable other than by will or by the laws of descent or distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

The Plan provides that, in the event of a merger of the Company with or into another corporation or entity or a “change in control” (as defined in the Plan), each award will be treated as the Administrator determines, including that each award be assumed or substantially equivalent awards substituted by the acquiring or succeeding corporation or its affiliate. The Administrator will not be required to treat all outstanding awards the same in the transaction.

If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to non-employee members of our Board that are assumed or substituted for, if on the date of or following such assumption or substitution, the participant’s status as a non-employee member of the Board (or a director of the successor corporation) is terminated other than upon the participant’s voluntary resignation (unless the resignation is at the request of the acquirer), the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Termination or Amendment

The Plan will automatically terminate ten (10) years from the date of its initial adoption by the Board in 2012, unless terminated at an earlier time by the Administrator. The Administrator may amend, alter, suspend or terminate the Plan at any time, provided that the Company will obtain stockholder approval of any amendment to the extent approval is necessary and desirable to comply with any applicable laws. No amendment, alteration, suspension or termination may impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Federal Tax Aspects

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two (2) years following the date the option was granted nor within one (1) year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two (2) years after the date of grant or within one (1) year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our Common Stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax

Beginning in 2013, a participant’s annual “net investment income”, as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) as it was in effect during the 2017 fiscal year, we could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) were met. These conditions included stockholder approval of the amended Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually was vested or paid. As a result of the Tax Cuts and Jobs Act, for taxable years beginning January 1, 2018 and except for certain grandfathered arrangements, under Section 162(m) of the Code, any compensation over $1,000,000 paid to the covered employees is not deductible by the Company. In light of these changes, we have modified the Plan to remove certain provisions that related to the granting, administration and terms of awards intended to qualify as “performance-based compensation” under Section 162(m) as previously in effect, including regarding administration by a committee composed to meet prior requirements related to “performance-based compensation”, the detailing of specific performance goals that could be applied to awards intended to qualify as “performance-based compensation” and specific terms, conditions and requirements related to such awards.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of Common Stock subject to options and restricted stock units granted under the Plan to our NEOs during the last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Weighted Average Per Share Exercise Price of Options	Number of Shares of Restricted Stock Units Granted
Wendell Blonigan, President and CEO	75,000	$12.75	63,257
James Moniz, Executive Vice President and Chief Financial Officer	28,000	$12.75	24,565
Andres Brugal, Executive Vice President and General Manager, Photonics	28,000	$12.75	20,572
Jay Cho, Executive Vice President and General Manager, Thin Film Equipment	28,000	$12.75	23,256
Christopher Smith, Vice President Business Development	15,000	$12.75	32,547
All executive officers, as a group	174,000	$12.75	164,197
All directors who are not executive officers, as a group	65,000	$13.10	—
All employees who are not executive officers, as a group	178,325	$11.52	206,024

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of amendment to add an additional 1,000,000 shares of Common Stock to the Intevac 2012 Equity Incentive Plan.

Summary

We believe strongly that approval of the amendment to the 2012 Equity Incentive Plan is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees are one of our most valuable assets. Stock options and other awards such as those provided under the 2012 Equity Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve the Company’s goals. For the reasons stated above, the stockholders are being asked to approve the amendment to the 2012 Equity Incentive Plan.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected BPM LLP as our independent public accountants for the fiscal year ending December 29, 2018. BPM LLP began auditing our financial statements in 2015. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” ratification of the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 29, 2018.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required to ratify the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 29, 2018.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by BPM LLP for the fiscal years ended December 30, 2017 and December 31, 2016.

	BPM LLP
	2017	2016
Audit Fees (1)	$679,994	$693,769
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$679,994	$693,769

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements. The 2017 and 2016 audit fees do not include $43,456 and $40,596 paid to firms other than our independent registered public accounting firm, BPM LLP, for statutory engagements.

(2)

Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees”. There were no services provided under this category in fiscal 2017 and fiscal 2016.

(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services. There were no services provided under this category in fiscal 2017 and fiscal 2016.
(4)	All other fees consist of fees for other corporate related services. There were no services provided under this category in fiscal 2017 and fiscal 2016.

In making its recommendation to ratify the appointment of BPM LLP as our independent auditor for the fiscal year ending December 29, 2018, the Audit Committee has considered whether services other than audit and audit-related services provided by BPM LLP are compatible with maintaining the independence of BPM LLP and noted that no such services were provided by BPM LLP during the fiscal years ended December 30, 2017 and December 31, 2016.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with BPM LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by BPM LLP are reviewed and approved by the Audit Committee on a quarterly basis.

PROPOSAL FIVE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company asks that you indicate your support for its executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our NEOs. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Compensation Program and Philosophy

As described in detail under the headings “Executive Compensation and Related Information” and “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, retain, motivate and reward high-caliber executives who are critical to our success while maintaining strong and direct links between executive pay, individual performance, the Company’s financial performance and performance for our stockholders. The Compensation Committee believes that the Company’s executive compensation programs should support the Company’s objective of creating value for its stockholders.

Accordingly, the Compensation Committee believes that NEOs should have a significant interest in the Company’s stock performance, and compensation programs should link executive compensation to stockholder value. One of the ways that the Company has sought to accomplish these goals is by making a significant portion of individual NEO compensation directly dependent on the Company’s objectives, such as bonuses that have a strong revenue and operating profit component. In addition, the Company makes annual grants of stock options, which focus the NEO on creating stockholder value while encouraging executives to build an equity interest in the Company, and annual grants of time-based restricted stock units, which promote retention of key leadership talent. Finally, the Company generally pays NEOs compensation that will be above peer company executive compensation when Company performance is above its peer companies and below peer company executive compensation when the Company’s financial performance is below that of its peer companies.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of Intevac’s NEOs with the long-term interests of stockholders. Please refer to the section of this proxy statement entitled “Executive Compensation and Related Information” for a detailed discussion of Intevac’s executive compensation practices and philosophy.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

The Board of Directors recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of the Company’s executives named in the 2017 Summary Compensation Table, as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required to approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the SEC or Nasdaq on our website.

Independence of the Board

The Board has determined that, with the exception of Mr. Blonigan, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2017, the Board held a total of four meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board during fiscal 2017 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board and the committees). The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Rohrs (chairman), Mr. Dury, and Mr. Schaefer, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. The Board has determined that each member of the committee is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met eight times during 2017.

The Audit Committee is responsible for:

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•

Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our independent auditor’s qualifications, independence and performance, and (iii) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board, which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 61.

Compensation Committee

The Compensation Committee currently consists of Mr. Schaefer (chairman), Mr. Barber, and Mr. Rohrs, each of whom is “independent” as such term is defined by the Nasdaq listing standards and the rules of the SEC. The Compensation Committee met three times during 2017.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 47.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Dury (chairman) and Mr. Popovich, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The Nominating and Governance Committee met one time during 2017.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Drapkin, Mr. Dury, Mr. Rohrs, and Mr. Schaefer served as members of the Compensation Committee during fiscal 2017. No interlocking relationship exists between any member of Intevac’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Intevac.

Attendance at Annual Stockholder Meetings by the Board

Intevac encourages members of the Board to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Mr. Norman H. Pond (our former Chairman of the Board), Mr. Blonigan, Mr. Dury, Mr. Benham, and Mr. Rohrs attended Intevac’s 2017 annual meeting of stockholders.

Board Leadership Structure

Our Company is led by Mr. Blonigan, our CEO. Mr. Dury, who was formerly our lead independent director, currently serves as the Chairman of our Board. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader and a strong independent voice.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees — Audit, Compensation and Nominating and Governance. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our corporate governance guidelines provide that our non-employee directors meet in an executive session at each Board meeting. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director. See “Contacting the Board” below.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

We believe that our leadership structure has been effective for the Company. When Mr. Pond, our former Chairman of the Board, retired from his service as a director in August 2017, the Board appointed our then lead independent director to assume the role of Chairman of the Board. We believe that having an independent chairman and independent chairs for each of our Board committees provides the right amount of independence for our company. We have a strong leader and independent chairman, and oversight of company operations by experienced independent directors who have appointed committee chairs.

Lead Independent Director

If we have a chairman of the board that is not independent in the future, the Board will appoint a lead independent director to schedule and chair meetings of the independent directors and execute any other duties that the independent directors designate.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s Bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee regularly reviews the current composition, size and effectiveness of the Board.

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

•

The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm that used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to expand the Board prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board for selection, the director nominees.

•	The Nominating and Governance Committee, after considering all factors, will decide whether or not to nominate and recommend a nominee to the full Board.

Director Qualifications and Review of Director Nominees

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Directors” starting on page 9 of this proxy.

Intevac does not maintain a formal diversity policy with respect to its Board. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board and the committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board and increase stockholder value.

Contacting the Board

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so by writing to: Board of Directors, c/o the Nominating and Governance Committee Chairman, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by the Nominating and Governance Committee Chairman will be communicated to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Compensation Committee oversees risk related to compensation policies. Both the Audit and Compensation Committees report their findings to the full Board. In addition, at each of its meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

Employee Compensation Risks

The Compensation Committee has assessed the risks associated with the Company’s compensation policies and practices for all employees, including non-executive officers. The Compensation Committee reviewed a list of the Company’s compensation policies and practices, which were discussed extensively, and reviewed with management the potential risks associated with the Company’s policies and practices and the factors that management believe mitigate such risks. Based on the results of its assessment, the Compensation Committee does not believe that the Company’s compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant

The Compensation Committee has engaged Radford, an Aon Hewitt Company (“Radford”) to provide independent advice and recommendations on the amount and form of executive and director compensation. The Company did not pay Radford fees in excess of $120,000 during 2017.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for fiscal 2017 with respect to the NEOs in the 2017 Summary Compensation Table on page 48.

Executive Summary

Intevac’s businesses are characterized by rapidly changing technology and customer requirements; intense competition; fluctuating revenues; and significant competition for management talent. In this environment, the objectives of our executive compensation program are to:

•	Attract, retain, and motivate high-caliber executives.

•	Provide a compensation opportunity for our executives that is competitive with practices for similarly-sized technology equipment companies.

•	Further encourage alignment with stockholders through the grant of stock-based awards while limiting the total dilution of our stockholders.

•	Maintain strong and direct links between executive pay, individual performance, the Company’s financial performance and performance for our stockholders.

During fiscal 2017, our Compensation Committee worked with its independent advisor, Radford, and our senior management to assess these objectives and the compensation plan design to ensure that it continues to meet our business needs. Through the course of this assessment, the Compensation Committee confirmed these objectives for fiscal 2017.

We evaluate our executive compensation program annually. Among other things, we consider the outcome of our most recent Say on Pay vote and any feedback we receive from our stockholders. In May 2017, our stockholders voted to approve our 2017 advisory vote on executive compensation, with approximately 96.4% of the votes cast in favor of the advisory proposal. The Compensation Committee was mindful of this support and in considering these advisory vote results and other factors, did not implement any significant changes to our executive compensation program for fiscal 2017. The Compensation Committee continues to take into consideration the results of this advisory vote in seeking ways in which the Company can further strengthen the pay for performance alignment and also bring certain aspects of our long-term incentive executive compensation more in line with evolving market practices.

The specific compensation principles, components and decisions during 2017 are discussed in more detail below.

Principles of Executive Compensation

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•

Providing a significant portion of total compensation in the form of a performance-based annual bonus dependent on each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year.

•

Providing long-term, significant equity incentives in the form of a combination of stock options and/or time-based restricted stock units (“RSUs”) in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our NEOs with those of our stockholders.

•	Setting challenging performance goals for our NEOs and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals.

•	Increase the portion of total compensation based on performance-based annual bonuses and stock-based awards relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•

Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual bonus and annual equity grants), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO, which are made by the independent members of the Board), and other factors such as experience, contribution to business success and retention needs.

The Compensation Committee

The Compensation Committee oversees, reviews and approves the compensation and benefit policies, plans and programs for the entire Company, including our NEOs. The Compensation Committee develops goals and objectives for the CEO and reviews his performance related to his established goals and objectives. The Compensation Committee recommended the principal elements of Mr. Blonigan’s annual compensation as CEO to the Board for approval. The Compensation Committee reviewed with Mr. Blonigan and approved the principal elements of compensation for the NEOs (other than Mr. Blonigan). The Compensation Committee also reviewed with Mr. Blonigan and approved merit increases, as well as bonuses and equity grants for non-NEO employees. The Compensation Committee also annually reviews the compensation of the members of the Board and recommends any changes to the Board. Final approval of compensation for Mr. Blonigan and the members of the Board was given by the independent members of the Board. The Compensation Committee also reviews and makes recommendations to the Board regarding executive succession planning, incentive compensation plans, and equity compensation plans.

2017 Independent Advisor and Competitive Market Data

The Compensation Committee retained Radford to assist it in evaluating 2017 executive compensation programs and to provide advice and recommendations on the amount and form of executive compensation, and the allocation of compensation across the compensation components described below. The instructions provided to Radford included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. From time to time, at the Compensation Committee’s request, Radford attended Compensation Committee meetings. Radford reported directly to the Compensation Committee and not to management. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that the work of Radford has not raised any conflict of interest.

Executive compensation data was drawn from the Radford Executive Benchmark Survey for companies in the semiconductor equipment, imaging, electronic equipment and instruments industries, that design and manufacture equipment related to the manufacturing process of technology products, that have 3-year average revenues generally under $300 million and market capitalization under $500 million and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and Chief Financial Officer positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Radford and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock-based awards, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2017 compensation decisions were selected in October 2016 based on the selection criteria discussed above, which the Compensation Committee deemed relevant at that time, and resulted in the removal of five companies, including two through acquisition, and four additions. As a result, the 2017 Peer Companies include the following companies:

• Amtech Systems, Inc. *	• Axcelis Technologies, Inc. *

• AXT Inc. *	• Clearfield, Inc.

• Cohu Inc. *	• CyberOptics Corporation *

• Electro Scientific Industries, Inc. *	• eMagin Corporation *

• EMCORE Corporation. *	• Exar Corporation

• Immersion Corporation	• Kopin Corporation *

• Nanometrics Inc. *	• NeoPhotonics Corporation *

• Perceptron, Inc.	• Rudolph Technologies, Inc. *

• Ultratech Inc. *	• Xcerra Corp. *

*	Included in the 2016 peer group

In early 2017, the base salary, total target cash compensation (base salary plus performance-based annual cash bonus) and total target compensation (including stock-based awards) for each of Intevac’s seven most senior executives, including our NEOs, were compared to market pay levels for executives with similar levels of responsibility. In comparing the compensation of the Company’s NEOs, the Compensation Committee evaluated all forms of cash compensation and stock based awards, and considered many factors, including the Company’s policy of tying 50% of cash incentive compensation to Company profitability and the value of employee equity grants. The Compensation Committee concluded that Intevac’s executive compensation was:

•	Appropriate considering the available competitive data, the Company’s improving financial performance, and the Company’s need to retain key employees; and

•	That it continued to provide strong incentives to management to optimize Intevac’s financial performance in each year and over time.

The Compensation Committee believes that the Company’s program to compensate NEOs and other employees is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Role of the CEO

During 2017, Mr. Blonigan provided recommendations to the Compensation Committee with respect to base salary amounts, target bonus percentages, bonus payments, and stock-based awards for each NEO (other than himself). These compensation recommendations were based on market data reviewed by the Compensation Committee and a review by Mr. Blonigan of each executive officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considered the recommendations of Mr. Blonigan with respect to these elements of compensation, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Blonigan did not make any recommendations as to his own compensation and such decisions are made solely by the independent members of the Board (without Mr. Blonigan present), after recommendations were made to the Board by the Compensation Committee.

Compensation Components

The components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Annual grants of long-term, equity-based incentives, which in 2017, consisted of stock options and time-based RSUs.

We allocate total potential and target compensation among these components based on the goals of our compensation program, including the need to offer competitive compensation and our focus on paying for performance. We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and health and welfare and life insurance benefits, each with the same terms and conditions available to employees.

2017 Executive Compensation

Base Salary:

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

Newly Hired NEOs: Prior to making an offer of employment to a NEO, the Compensation Committee approves the executive officer’s compensation, including base salary, and short term and long term incentives after consideration of the recommendation of the CEO. In setting the executive officer’s base salary, a number of factors are taken into account, in the Compensation Committee’s discretion, including the executive’s compensation with his or her previous employer, the compensation of other Intevac executives, the competitive labor market for similar executives, and how difficult it is to recruit and retain executive officers with similar skills and experience. None of these factors is specifically weighted and the evaluation includes a subjective evaluation of skills, experience and responsibilities in the Compensation Committee’s judgment. None of our NEOs were newly hired in 2017.

Continuing NEOs: Once a NEO has joined Intevac, the Compensation Committee approves any changes to his or her base salary during its annual review. The competitive market data provided by the independent compensation consultant is used, in addition to an assessment of each executive’s responsibilities and performance against goals and objectives (See “Performance-based annual bonus, Annual Strategic Objectives” below for details relating to these goals and objectives), to determine any annual changes to base salary. As with new hires, these factors are evaluated at the Compensation Committee’s discretion and in the Compensation Committee’s judgment. If an annual adjustment to an executive’s base salary is approved, it also proportionately affects the executive’s target bonus (“Target Bonus”) which is determined for each executive by multiplying the executive’s base salary by the applicable target bonus percentage determined for such executive by the Compensation Committee (“Target Bonus Percentage”).

Base Salaries: 2017 base salaries for the NEOs were approved by the Compensation Committee (with the exception of Mr. Blonigan, whose base salary was approved by the independent members of the Board, upon recommendation of the Compensation Committee). Mr. Blonigan’s annual base salary, which had not been increased since his hire date in 2013 due to business conditions, was increased by 10% to better align his base salary with the market. Mr. Cho’s base salary, which had not been increased since his hire date in 2014 due to business conditions, was increased 7% to better align his base salary with the market and to reward him for the strong performance of the Thin-film Equipment business unit. Mr. Moniz’s base salary, which had not been increased since his hire date in 2014 due to business conditions, was increased 5% within the range of raises given to Intevac employees. Mr. Brugal’s and Mr. Smith’s annual base salaries were increased from their 2016 levels by 2% within the range of raises given to Intevac employees.

The annual base salaries for the NEOs in 2016 and 2017 were as follows:

Executive	2016 Base Salary	2017 Base Salary
Wendell Blonigan, President and CEO	$500,000	$550,000
James Moniz, Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer	$315,000	$330,000
Andres Brugal Executive Vice President and General Manager, Photonics	$290,000	$295,000
Jay Cho Executive Vice President and General Manager, Thin Film Equipment	$290,000	$310,000
Christopher Smith Vice President Business Development	$275,000	$280,000

Performance-based annual bonus:

We provide the opportunity to earn performance-based annual bonuses to our NEOs and other management employees under our Annual Incentive Plan (“AIP”).

The AIP consists of two parts: the “Individual Performance Bonus” which is completely based on each NEO’s performance against goals and objectives set at the beginning of the year; and the “Financial Performance Based Bonus” which is completely based on Intevac’s financial performance (profitability). The “Individual Performance Bonus” and the “Financial Performance Based Bonus” could be paid in cash or time-based RSUs at the discretion of the Compensation Committee. In early 2017, as a result of the Company’s expectation to be profitable in 2017, the Compensation Committee determined that the 2017 AIP would be paid in cash. Having a bonus program based half on individual performance is important in order to provide our NEOs with incentives to achieve the goals and objectives based on their individual functional areas and to maximize the Company’s value as well as for retention considerations, while having half based on Company profitability focuses the NEOs on the common goal of continuing to drive overall Company performance. The objective of the AIP is to align our executive compensation with actual short-term business performance and with strategic business objectives.

The components to determine the performance-based bonus include:

•	Target Bonus; and

•	Annual Strategic Objectives.

Each of these components and the resulting calculation of the annual bonus payments are described in more detail below.

Target Bonus: Each participating NEO is assigned an annual Target Bonus, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. Based on the program set up by the

Compensation Committee for 2017, the NEO’s Target Bonus is half based on individual performance and half based on financial performance. For 2017, AIP participants Individual Performance Based Bonuses are capped at a maximum of one times the Target Bonus and AIP participants Financial Performance Based Bonuses are capped at a maximum of two times the Target Bonus. The total bonus payout is therefore capped at a maximum of 150% times the Target Bonus for 2017.

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Compensation Committee based on data and input provided by management and the independent compensation consultant. The Compensation Committee believes that the 2017 Target Bonus Percentages were appropriate for each NEO based upon his position within the Company, level of responsibility and performance objectives. For 2017, Target Bonus Percentages for our NEOs were not increased.

Target Bonus Percentages and actual bonuses awarded for the NEOs for 2017 were as follows:

Executive	2016 Target Bonus as a Percent of Base Salary	2017 Target Bonus as a Percent of Base Salary	2017 Target Bonus	Cash Bonus Paid in 2018 for 2017 Performance Period	Percent of Target Paid
Wendell Blonigan	100%	100%	$550,000	$365,000	66.4%
James Moniz	65%	65%	$214,500	$143,374	66.8%
Andres Brugal	60%	60%	$177,000	$82,300	46.5%
Jay Cho	60%	60%	$186,000	$110,807	59.6%
Christopher Smith	50%	50%	$140,000	$83,405	59.6%

Individual Performance Goals: As noted above, for 2017, the bonus plan was divided into two equal parts: the “Individual Performance Based Bonus” which was based upon the NEO’s performance against specific goals and objectives (the “Goals”) and the “Financial Performance Based Bonus” which was based on Company profitability. Each NEO received a comprehensive set of Goals established at the beginning of the fiscal year. The Goals were approved by the Compensation Committee at the beginning of 2017.

The following table shows fiscal 2017 individual Goals and their relative weightings for each NEO:

NEO	Fiscal 2017 Goals (and Relative Weightings)	Performance
Wendell Blonigan

(1)   Achieve objectives related to Company financial performance including orders, revenue and operating profitability (Consolidated revenue was $112.8 million compared to a goal of $118.8 million. The consolidated operating income was $4.8 million compared to an operating income goal of $5.3 million) (collectively weighted at 20%);

Majority Achieved
	(2) Achieve objectives related to Company balance sheet management (collectively weighted at 10%);	Achieved
	(3) Achieve objectives related to corporate management including financial controls, investor relations, hiring and board of director communications (collectively weighted at 20%);	Achieved
	(4) Achieve objectives related to Thin-Film Equipment new product plans including display cover panel, solar PVD and solar implant (collectively weighted at 20%);	Majority Achieved

NEO	Fiscal 2017 Goals (and Relative Weightings)	Performance
	(5) Achieveobjectives related to the strategic direction, growth and profitability of the Photonics business unit (collectively weighted at 20%); and	Partially Achieved
	(6) Achieve objectives related to leadership and employee engagement and safety (collectively weighted at 10%).	Majority Achieved
James Moniz

(1)   Achieve objectives related to Company financial performance including orders, revenue and operating profitability (Consolidated revenue was $112.8 million compared to a goal of $118.8 million. The consolidated operating income was $4.8 million compared to an operating income goal of $5.3 million) (collectively weighted at 20%);

Majority Achieved
	(2) Achieve objectives related to corporate spending (weighted at 20%);	Achieved
	(3) Achieve objectives related to internal controls, working capital management, global information systems, and investor relations (collectively weighted at 25%);	Achieved
	(4) Achieve objectives related to financial planning, forecasting and internal and external reporting (collectively weighted at 25%); and	Majority Achieved
	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%).	Achieved
Andres Brugal

(1)   Achieve objectives related to Company financial performance including orders, revenue and operating profitability (Consolidated revenue was $112.8 million compared to a goal of $118.8 million. The consolidated operating income was $4.8 million compared to an operating income goal of $5.3 million) (collectively weighted at 20%);

Majority Achieved

(2)   Achieve objectives related to Photonics financial performance including orders, revenue and operating profitability (Photonics revenue was $33.8 million compared to a goal amount of $37.0 million. Photonics operating profit was $3.9 million compared to a goal amount of $5.7 million) (collectively weighted at 20%);

Partially Achieved
	(3) Achieve objectives related to funded research and development programs (collectively weighted at 25%);	Majority Achieved
	(4) Achieve objectives related to military market penetration and strategic objectives (weighted at 25%); and	Partially Achieved
	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%)	Achieved
Jay Cho

(1)   Achieve objectives related to Company financial performance including orders, revenue and operating profitability (Consolidated revenue was $112.8 million compared to a goal of $118.8 million. The consolidated

Majority Achieved

NEO	Fiscal 2017 Goals (and Relative Weightings)	Performance
operating income was $4.8 million compared to an operating income goal of $5.3 million) (collectively weighted at 20%);

(2)    Achieve objectives related to Thin-film Equipment financial performance including orders, revenue and operating profitability (Thin-film Equipment revenue was $79.0 million compared to a goal amount of $81.8 million Thin-film Equipment operating income was $6.1 million compared to a goal amount of $3.7 million operating income) (collectively weighted at 20%);

Majority Achieved
	(3) Achieve objectives related to new hard disk drive equipment and solar PVD products (collectively weighted at 10%);	Majority Achieved
.	(4) Achieve objectives related to display cover panel business including orders and product development (collectively weighted at 25%);	Partially Achieved
	(5) Achieveobjectives related to organizational and leadership development, (collectively weighted at 15%); and	Achieved
	(6) Achieve strategic initiatives including employee engagement, quality, and safety (collectively weighted at 10%).	Achieved
Christopher Smith

(1)   Achieve objectives related to Company financial performance including orders, revenue and operating profitability (Consolidated revenue was $112.8 million compared to a goal of $118.8 million. The consolidated operating income was $4.8 million compared to an operating income goal of $5.3 million) (collectively weighted at 20%);

Majority Achieved
	(2) Achieveobjectives related to corporate spending (weighted at 20%);	Partially Achieved
	(3) Achieve objectives related to Solar financial performance including orders, revenue and operating profitability (collectively weighted at 25%);	Achieved
	(4) Achieve business development and marketing objectives related to Solar PVD products (weighted at 25%); and	Majority Achieved
	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%).	Achieved

The NEOs’ performance against each of the 2017 Goals was evaluated at the end of the year by the CEO for all NEOs other than himself. The performance and evaluation was then reviewed and approved by the Compensation Committee. The Compensation Committee evaluated the CEOs performance which was then reviewed and approved by the independent members of the Board.

Likelihood of Achievement of Goals:    In general, total performance targets for the goals of each NEO are set at aggressive levels, such that they anticipate performance in excess of what would be considered normal performance. The CEO recommends the Goals to the Compensation Committee, and these goals are typically considered reasonably difficult to achieve, as they were for 2017. For 2017, the bonus plan was divided into two equal parts: the “Goals” and the “Financial Performance Based Bonus” which was based on Company profitability. The actual payout to each participant employee depends on both the profitability of the Company and his or her Goal achievement for the measurement period. Business conditions and financial results improved in fiscal 2017 over fiscal 2016, resulting in the Company reporting net income of $4.1 million in 2017, which allowed the Financial Performance Based Bonus to be paid at 38% of target. The individual Goals associated with the Individual Performance Based Bonus were also considered aggressive and deemed difficult to achieve, and if achieved at 100% would have exceeded the Company’s operational expectations for the measurement period. Due to their challenging nature, historical achievement of performance goals has fluctuated from year to year.

2017 Performance Against Individual Goals:    In order to determine the payout associated with the Individual Performance Based Bonus, the Compensation Committee analyzed each NEO’s performance versus their individual Goals. The specific performance versus objectives for each of the goals are not disclosed as there are multiple individual goals for each NEO and the disclosure of which would not be meaningful and would reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

Stock Based Compensation:

We grant stock-based compensation to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business. In 2017, we utilized a mix of options and time-based RSUs for our NEOs, weighted with a ratio of options to RSUs of approximately 2:1, except for Mr. Smith who, in addition to his annual grants awarded based on this ratio, received an off cycle grant of 20,000 RSUs, as discussed below.

Stock Options

Stock options enable our executives to acquire shares of our common stock at a fixed price per share (the closing market price on the grant date). The stock options granted by the Company have a 7-year term, subject to earlier termination. The 2017 annual renewal grants for both stock options and RSUs for the NEOs vest in four equal annual installments.

Time-Based Restricted Stock Units

In early 2017 the Compensation Committee determined that for 2017, the Company would grant time-based RSUs, as it had in 2016. 2017 time-based awards vest in four equal annual installments, as measured from the grant date. The Company believes that time-based RSUs (approximately 50% of the equity mix for 2017) help promote retention of key leadership talent, except as noted for Mr. Smith.

Additional information on the equity awards granted to the NEOs during fiscal 2017 is set forth in the “Grants of Plan Based Awards for Fiscal Year 2017” table.

Individual Grant Determinations:    Annually, the Compensation Committee approves a pool of renewal stock-based awards to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the burn rate (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock-based awards. Each year, the Compensation Committee sets guidelines for the size and mix of each grant to each NEO and other exempt employees. Actual stock-based award grants to the NEOs are made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the

Company and are set at a level that the Compensation Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value, and appropriate to meet our retention goals. In determining the appropriate grant levels, the Compensation Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. The Compensation Committee also evaluated the mix of equity awards to be granted.

The Company for 2017 based the number of options and RSUs on market data with a ratio of options to RSUs of approximately 2:1 utilized for 2017 annual grants, except for Mr. Smith who, in addition to his annual grants awarded based on this ratio, received an off cycle grant of 20,000 RSUs, as discussed below, as the Company believes that this ratio represents the equivalent value of one RSU award to one share underlying a stock option.

Actual 2017 annual renewal grants to the NEOs, except for Mr. Blonigan, were proposed by Mr. Blonigan and reviewed and approved at a Compensation Committee meeting. In determining the number of option shares and time-based RSUs to grant to each individual, including Mr. Blonigan, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, internal equity considerations, market data, and retention considerations. Each of these factors was considered by the Compensation Committee, in its judgment, and no formal weighting of these factors was used. Grant levels to the NEOs were slightly lower in 2017 than 2016 as the overall number of shares budgeted by the Compensation Committee for annual renewal grants to Intevac employees was lower in 2017 versus 2016. In addition to his annual renewal grant. Mr. Smith received an off cycle grant of 20,000 RSUs which cliff vest in 2 years in acknowledgement of his strong performance in obtaining a large order from a solar customer.

The number of stock options and RSUs (other than RSUs granted as part of the 2016 AIP bonuses) granted to the NEOs in 2017 is shown in the table below.

Executive	2016 Stock Option Grants	2016 Time-based RSU Grants	2016 Market-based PSU Grants	2017 Stock Option Grants	2017 Time-based RSU Grants
Wendell Blonigan	75,000	40,000	100,000	75,000	40,000
James Moniz	30,000	15,000	—	28,000	14,000
Andres Brugal	30,000	15,000	—	28,000	14,000
Jay Cho	30,000	15,000	25,000	28,000	14,000
Christopher Smith	16,250	8,125	—	15,000	27,500

Performance-Based Restricted Stock Units

During 2016, the Company made grants of RSUs to certain key technical contributors. Mr. Blonigan and Mr. Cho were each granted a performance-based RSU award that vests based on achievement of certain share price levels during the performance period, subject to continued employment with Intevac. The performance period is from the grant date of March 17, 2016 through December 31, 2020. Mr. Blonigan was granted 100,000 performance-based RSUs and Mr. Cho was granted 25,000 performance-based RSUs. The Compensation Committee believes the performance-based RSU awards requiring significant share price increases, is consistent with the Compensation Committee’s pay-for-performance philosophy while also offering retention and inducement benefits.

The material terms of the performance-based RSU awards granted to Mr. Blonigan and Mr. Cho are:

Vesting Schedule	Closing Share Price Performance Criteria (3 Consecutive Trading Days)	Required Share Price Improvement (as Measured from the March 17, 2016 Closing Price of $4.41)
The performance-based RSUs are scheduled to vest as follows if the share price performance criteria is met at any time during the performance period:
25% of performance-based RSUs (vested on January 3, 2017)	$8.00	81%
25% of performance-based RSUs (vested on February 14, 2017)	$10.00	127%
25% of performance-based RSUs (vested on April 11, 2017)	$12.50	183%
25% of performance-based RSUs	$15.00	240%

The first tranche of the awards vested on January 3, 2017, which was the first date in the performance period on which the closing share price of Intevac stock equaled or exceeded $8.00 for three consecutive trading days. The second tranche of the awards vested on February 14, 2017, which was the first date in the performance period on which the closing share price of Intevac stock equaled or exceeded $10.00 for three consecutive trading days. The third tranche of the awards vested on April 11, 2017, which was the first date in the performance period on which the closing share price of Intevac stock equaled or exceeded $12.50 for three consecutive trading days.

Timing of Stock-Based Awards:    The Compensation Committee grants stock-based awards to NEOs shortly after their start date in accordance with our 2012 Equity Incentive Plan. Generally, the Compensation Committee also grants stock-based awards annually to our NEOs and other exempt employees. Annual renewal grants are made only on days when our insider trading window is open. The Company’s insider trading window opens the third business day after quarterly earnings have been released, and closes three weeks prior to the end of each quarter. Our policy is not to make our annual renewal grants during such times as management and/or the Compensation Committee may be in possession of material, non-public information. New hire grants are made each month on the third Thursday of the month, by unanimous written consent of the Compensation Committee members. This approval has been delegated to the CEO but the CEO may not approve new-hire grants to NEOs.

Ownership Guidelines and Hedging Policies:    We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs own shares of the Company’s common stock or vested, but unexercised, equity awards. Mr. Blonigan as a member of the Company’s Board is subject to the director stock ownership guidelines of the Company. The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac common stock. Other than these prohibitions, the Company has no specific policy regarding hedging of stock ownership positions.

Compensation Recovery Policy:    Under the AIP, if it is determined after a bonus is paid under the plan that the individual and corporate performance upon which the bonus award was based was fraudulently represented, the Company has the right to require the return of the bonus. Outside of this provision, at this time, we have not implemented fraudulent misrepresentation policies or a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our Compensation Committee intends to adopt a general compensation recovery policy (a “clawback” policy) covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of it and to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Severance and Change in Control Arrangements

Severance agreements:    The Company has a severance agreement with Mr. Blonigan. Benefits under the severance agreement are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 52. The Company does not intend to enter into new severance agreements.

Change in control employment agreements:    The Company has change in control employment agreements with Mr. Cho and Mr. Moniz. Benefits under the change in control employment agreements, as well as an offer letter with Mr. Blonigan that provides for certain acceleration of vesting of his equity awards in connection with a change in control of the Company, are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 52. These agreements were entered into in connection with the negotiation of their employment agreements in order to attract the executives to the Company.

Impact of Accounting and Tax Treatment

Accounting Treatment:    The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the Compensation Committee in determining NEO and other employee stock-based awards as noted under “Individual Grant Determinations.”

Tax Treatment:    Under Section 162(m) of the Internal Revenue Service Code as it was in effect during our 2017 fiscal year, Intevac was eligible to receive a federal income tax deduction for compensation paid to our CEO and certain other NEOs only if the compensation paid to the individual executive was less than $1 million during any fiscal year or was “performance-based” as defined under Section 162(m). The Compensation Committee balanced the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee had not adopted a policy that all compensation must be deductible. For example, bonuses granted under the AIP and RSUs awarded to our NEOs were not designed to qualify as “performance-based” for purposes of Section 162(m), which afforded Intevac flexibility in designing the bonus structure best suited to Intevac’s goals.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The Compensation Committee oversees Intevac’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

John F. Schaefer (Chairman)

Kevin D. Barber

Thomas M. Rohrs

2017 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s President and CEO, the Chief Financial Officer, and each of the three most highly compensated officers at the end of the last fiscal year (the “NEOs”) for services rendered to Intevac in all capacities for the fiscal years ended December 30, 2017 (fiscal 2017), December 31, 2016 (fiscal 2016) and January 2, 2016 (fiscal 2015).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(3)(4)(5)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Wendell Blonigan,	2017	536,550	—	760,013	381,178	365,000	—	2,000	2,044,741
President and Chief Executive Officer	2016	500,011	—	638,004	152,108	—	—	2,000	1,292,123
	2015	500,011	—	393,550	177,257	—	—	—	1,070,818

James Moniz,	2017	320,956	—	277,811	142,307	143,374	—	2,000	888,468
Executive Vice President and Chief Financial Officer	2016	313,804	—	157,998	60,843	—	—	2,000	534,645
	2015	302,901	—	81,300	68,379	—	—	—	452,580

Andres Brugal,	2017	293,662	—	240,277	142,307	82,300	—	2,000	760,546
Executive Vice President and General Manager, Photonics	2016	290,014	—	133,772	60,843	—	—	2,000	486,629
	2015	280,786	—	143,175	68,379	—	—	—	492,340

Jay Cho,	2017	304,622	—	265,506	142,307	110,807	—	2,000	825,242
Executive Vice President and General Manager, Thin Film Equipment	2016	290,014	—	190,053	60,843	—	—	2,000	542,910
	2015	290,014	—	81,300	68,379	—	—	—	439,693

Christopher Smith,	2017	278,665	—	408,087	76,236	83,405	—	2,000	848,393
Vice President Business Development	2016	275,018	—	94,000	32,957	—	—	2,000	403,975
	2015	275,018	—	88,041	37,038	—	—	—	400,097

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of time-based restricted stock units granted in fiscal 2017, fiscal 2016, and fiscal 2015 for all NEOs and market condition-based restricted stock units granted in fiscal 2016 for Mr. Blonigan and Mr. Cho as determined pursuant to ASC 718. For the market condition-based RSUs granted in 2016, a Monte Carlo simulation model is used to determine the fair value on the date of grant of the RSUs. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2017 filed with the SEC on February 14, 2018.

(2)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of option awards granted in fiscal 2017, 2016 and 2015 as determined pursuant to ASC 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2017 filed with the SEC on February 14, 2018.

(3)

The amounts shown in this column represent the values of restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2017 in connection with each NEO’s fiscal 2016 bonus are included in 2017 compensation because they were granted in 2017. Mr. Blonigan’s, Mr. Moniz’s, Mr. Brugal’s, Mr. Cho’s and Mr. Smith’s 2016 AIP was settled with restricted stock units subject to a one-year vesting schedule. On February 7, 2017, Mr. Moniz, Mr. Brugal, Mr. Cho and Mr. Smith were granted a restricted stock unit award covering 10,565, 6,572, 9,256 and 5,047 shares of Common Stock, respectively, with a grant date fair value of $99,309, $61,773, $87,004 and $47,441 respectively. On February 15, 2017, Mr. Blonigan was granted a restricted stock unit award covering 23,257 shares of Common Stock with a grant date fair value of $250,013.

(4)

The amounts shown in this column represent the values of restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2016 in connection with each NEO’s fiscal 2015 bonus are included in 2016 compensation because they were granted in 2016. Mr. Blonigan’s, Mr. Moniz’s, Mr. Brugal’s, Mr. Cho’s and Mr. Smith’s 2015 AIP was settled with restricted stock units subject to a one-year vesting schedule. On February 2, 2016, Mr. Moniz, Mr. Brugal, Mr. Cho and Mr. Smith were granted a restricted stock unit award covering 19,545, 14,039, 12,853 and 12,500 shares of Common Stock, respectively, with a grant date fair value of $85,998, $61,772, $56,553 and $55,000 respectively. On February 22, 2016, Mr. Blonigan was granted a restricted stock unit award covering 45,559 shares of Common Stock with a grant date fair value of $200,004.

(5)

The amounts shown in this column represent the values of restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2015 in connection with each NEO’s fiscal 2014 bonus are included in 2015 compensation because they were granted in 2015. Mr. Blonigan’s, Mr. Brugal’s and Mr. Smith’s 2014 AIP was settled with restricted stock units subject to a one-year vesting schedule. On February 6, 2015, Mr. Brugal and Mr. Smith were granted a restricted stock unit award covering 9,033 and 6,424 shares of Common Stock, respectively, with a grant date fair value of $61,875 and $44,000 respectively. On February 27, 2015 Mr. Blonigan was granted a restricted stock unit award covering 24,600 shares of Common Stock with a grant date fair value of $168,750.

(6)

The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year, excluding the portion settled with restricted stock unit awards.

(7)	Amounts in 2017 and 2016 include matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

Grants of Plan-Based Awards in 2017

The following table presents information concerning grants of plan-based awards to each of the NEOs during the fiscal year ended December 30, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Awards: Number of Shares of Stock or Units (2)(4) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Wendell Blonigan	02/15/17 05/18/17 N/A	— — 0	— — 550,000	— — 825,000	— — —	— — —	— — —	23,257 40,000 —	— 75,000 —	10.75 12.75 —	250,013 891,178 —
Jim Moniz	02/07/17 05/18/17 N/A	— — 0	— — 214,500	— — 321,750	— — —	— — —	— — —	10,565 14,000 —	— 28,000 —	9.40 12.75 —	99,311 320,807 —
Andres Brugal	02/07/17 05/18/17 N/A	— — 0	— — 177,000	— — 265,500	— — —	— — —	— — —	6,572 14,000 —	— 28,000 —	9.40 12.75 —	61,777 320,807 —
Jay Cho	02/07/17 05/18/17 N/A	— — 0	— — 186,000	— — 279,000	— — —	— — —	— — —	9,256 14,000 —	— 28,000 —	9.40 12.75 —	87,006 320,807 —
Christopher Smith	02/07/17 04/20/17 05/18/17 N/A	— — — 0	— — — 140,000	— — — 210,000	— — — —	— — — —	— — — —	5,047 20,000 7,500 —	— — 15,000 —	9.40 13.25 12.75 —	47,442 265,000 171,861 —

(1)

Reflects threshold, target and maximum target bonus amounts for fiscal 2017 performance under the AIP, as described in “Compensation Discussion and Analysis — Compensation Components.” 2017 AIP bonus are capped at a maximum of 150% times the Target Bonus.

(2)	Reflects awards granted under the 2012 Equity Incentive Plan.

(3)

Reflects the grant date fair value of each equity award computed in accordance with ASC 718. The assumptions used to calculate the value of option and stock awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2017 filed with the SEC on February 14, 2018.

(4)

Mr. Blonigan’s, Mr. Moniz’s, Mr. Brugal’s, Mr. Cho’s and Mr. Smith’s 2016 AIP bonus amounts were paid through the grant of restricted stock units with a one-year vesting schedule. On February 7, 2017, Mr. Moniz, Mr. Brugal, Mr. Cho and Mr. Smith were granted a restricted stock unit award covering 10,565, 6,572, 9,256, and 5,047 shares of Common Stock, respectively, with a grant date fair value of $99,311, $61,777, $87,006 and $47,442 respectively. On February 15, 2017, Mr. Blonigan was granted a restricted stock unit award covering 23,257 shares of Common Stock with a grant date fair value of $250,013.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows all outstanding option and stock awards held by each of the NEOs at the end of fiscal 2017.

	Option Awards (1)						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Wendell Blonigan	145,000 45,000 50,000 18,750 — — —	— 15,000 25,000 56,250 75,000 — —	(3) (5) (7) (9)	— — — — — — —	6.55 7.09 5.62 4.80 12.75 — —	07/15/2020 05/15/2021 06/04/2022 05/19/2023 05/18/2024 — —	— 7,500 13,333 30,000 40,000 23,257 —	(4) (6) (8) (10) (11)	— 51,375 91,331 205,500 274,000 159,310 —	— — — — — — 25,000	(12)	— — — — — — 171,250
James Moniz	37,500 20,000 7,500 — —	12,500 10,000 22,500 28,000 —	(13) (15) (17) (19)	— — — — —	7.22 5.42 4.80 12.75 —	11/20/2021 05/21/2022 05/19/2023 05/18/2024 —	12,500 5,000 11,250 14,000 10,565	(14) (16) (18) (20) (21)	85,625 34,250 77,063 95,900 72,370	— — — — —		— — — — —
Andres Brugal	40,000 23,000 20,250 20,000 7,500 — —	— — 6,750 10,000 22,500 28,000 —	(22) (15) (17) (19)	— — — — — — —	8.24 4.49 7.09 5.42 4.80 12.75 —	01/19/2019 05/09/2020 05/15/2021 05/21/2022 05/19/2023 05/18/2024 —	— — 3,375 5,000 11,250 14,000 6,572	(23) (16) (18) (20) (24)	— — 23,119 34,250 77,063 95,900 45,018	— — — — — — —		— — — — — — —
Jay Cho	33,750 20,000 7,500 — — —	11,250 10,000 22,500 28,000 — —	(25) (15) (17) (19)	— — — — — —	8.50 5.42 4.80 12.75 — —	01/16/2021 05/21/2022 05/19/2023 05/18/2024 — —	1,875 5,000 11,250 14,000 9,256 —	(26) (16) (18) (20) (27)	12,844 34,250 77,063 95,900 63,404 —	— — — — — 6,250	(28)	— — — — — 42,813
Christopher Smith	50,000 25,000 12,500 23,000 10,500 10,834 4,063 — — —	— — — — 3,500 5,416 12,187 15,000 — —	(29) (31) (33) (35)	— — — — — — — — — —	9.12 11.33 7.55 4.49 7.09 5.42 4.80 12.75 — —	03/09/2018 05/19/2018 06/21/2019 05/09/2020 05/15/2021 05/21/2022 05/19/2023 05/18/2024 — —	— — — — 1,750 2,708 6,093 7,500 5,047 20,000	(30) (32) (34) (36) (37) (38)	— — — — 11,988 18,550 41,737 51,375 34,572 137,000	— — — — — — — — — —		— — — — — — — — — —

(1)	Reflects options and RSUs granted under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan.

(2)	Reflects the fair value of outstanding stock awards as of December 30, 2017 at the closing market price of $6.85 per share.

(3)	Assuming continued employment with Intevac, 15,000 shares will become exercisable on May 15, 2018.

(4)	Assuming continued employment with Intevac, 7,500 shares will vest on May 15, 2018.

(5)	Assuming continued employment with Intevac, 25,000 shares will become exercisable on June 4, 2018.

(6)	Assuming continued employment with Intevac, 13,333 shares will become exercisable on May 15, 2018.

(7)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on May 19 of each of 2018, 2019 and 2020.

(8)	Assuming continued employment with Intevac, 10,000 shares will vest on May 15 of each of 2018, 2019 and 2020.

(9)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on May 18 of each of 2018, 2019, 2020 and 2021.

(10)	Assuming continued employment with Intevac, 10,000 shares will vest on May 15 of each of 2018, 2019, 2020 and 2021.

(11)	23,257 shares vested on February 15, 2018.

(12)	Assuming continued employment with Intevac, 25,000 shares will vest when Intevac’s closing stock price is $15.00 or higher for three consecutive trading days.

(13)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on November 20, 2018.

(14)	6,250 shares vested on February 15, 2018. Assuming continued employment with Intevac, 6,250 shares will vest on February 15, 2019.

(15)	Assuming continued employment with Intevac, 10,000 shares will become exercisable on May 21, 2018.

(16)	Assuming continued employment with Intevac, 5,000 shares will become exercisable on May 15, 2018.

(17)	Assuming continued employment with Intevac, 7,500 shares will become exercisable on May 19 of each of 2018, 2019 and 2020.

(18)	Assuming continued employment with Intevac, 3,750 shares will vest on May 15 of each of 2018, 2019 and 2020.

(19)	Assuming continued employment with Intevac, 7,000 shares will become exercisable on May 18 of each of 2018, 2019, 2020 and 2021.

(20)	Assuming continued employment with Intevac, 3,750 shares will vest on May 15 of each of 2018, 2019, 2020 and 2021.

(21)	10,565 shares vested on February 15, 2018.

(22)	Assuming continued employment with Intevac, 6,750 shares will become exercisable on May 15, 2018.

(23)	Assuming continued employment with Intevac, 3,375 shares will vest on May 15, 2018.

(24)	6,572 shares vested on February 15, 2018.

(25)	11,250 shares became exercisable on January 16, 2018.

(26)	1,875 shares vested on February 15, 2018.

(27)	9,256 shares vested on February 15, 2018.

(28)	Assuming continued employment with Intevac, 6,250 shares vest when Intevac’s closing stock price is $15.00 or higher for three consecutive trading days.

(29)	Assuming continued employment with Intevac, 3,500 shares will become exercisable on May 15, 2018.

(30)	Assuming continued employment with Intevac, 1,750 shares will vest on May 15, 2018.

(31)	Assuming continued employment with Intevac, 5,416 shares will become exercisable on May 21, 2018.

(32)	Assuming continued employment with Intevac, 2,708 shares will become exercisable on May 15, 2018.

(33)	Assuming continued employment with Intevac, 4,063 shares will become exercisable on May 19 of each of 2018, 2019 and 2020.

(34)	Assuming continued employment with Intevac, 2,031 shares will vest on May 15 of each of 2018, 2019 and 2020.

(35)	Assuming continued employment with Intevac, 3,750 shares will become exercisable on May 18 of each of 2018, 2019, 2020 and 2021.

(36)	Assuming continued employment with Intevac, 1,875 shares will vest on May 15 of each of 2018, 2019, 2020 and 2021.

(37)	5,047 shares vested on February 15, 2018.

(38)	Assuming continued employment with Intevac, 20,000 shares will vest on May 15, 2019.

Option Exercises and Stock Vested in 2017

The following table shows all stock options exercised and value realized upon exercise, and all stock awards that vested and the value realized upon vesting, for each NEO during fiscal 2017.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Wendell Blonigan	—	—	151,392	1,736,963
James Moniz	—	—	34,545	394,984
Andres Brugal	—	—	31,084	380,175
Jay Cho	—	—	42,228	484,139
Christopher Smith	—	—	18,990	221,666

(1)

Of the amounts show in this column, Intevac withheld the following number of shares to cover tax withholding obligations: 51,099 shares for Mr. Blonigan; 11,913 shares for Mr. Moniz; 14,550 shares for Mr. Cho; 10,773 shares for Mr. Brugal and 6,780 shares for Mr. Smith.

(2)	The value realized equals the fair market value of Intevac common stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments upon Termination or Change in Control

Severance Agreement

The Company entered into a severance agreement with Mr. Blonigan when he was hired in June 2013. The agreement terminates on the termination of Mr. Blonigan’s employment with the Company. If the Company terminates Mr. Blonigan’s employment for a reason other than cause (as such term is defined in the severance agreement) that also is not due to his death or disability, or if Mr. Blonigan resigns for good reason (as such term is defined in the agreement), Mr. Blonigan will receive as severance from the Company: (i) continuing payments of his base salary in effect on the date of the his termination for twelve months from the date of such termination, plus (ii) continuing payments of $2,000 per month for twelve months from the date of such termination. Additionally, if Mr. Blonigan resigns from the Company for good reason, as a result of the change of control of the Company, he will receive his bonus amount for the fiscal year the change of control occurs, prorated based on time and performance. The receipt of severance under the agreement is contingent upon: (i) Mr. Blonigan signing and not revoking a release of claims in favor of the Company, and (ii) Mr. Blonigan’s continued compliance with the terms of his confidentiality agreement entered into with the Company.

Change in Control Agreements

Pursuant to their hiring, the Company entered into a change of control agreement with both Mr. Cho in December 2013 and with Mr. Moniz in October 2014. As per the terms of the agreements, if within twelve months following a change in control (as such term is defined in the change in control agreement), the Company terminates the executive’s employment for a reason other than cause (as such term is defined in the change in control agreement) or if the executive resigns for good reason (as such term is defined in the change in control agreement) (each, a “qualifying termination”), the executive will receive severance from the Company in the amount of twelve months of the executive’s base salary in effect on the date of the executive’s termination, payable at the Company’s discretion either in a lump sum or at equal intervals over a period of time not longer than twelve months. In addition, all stock options and restricted stock units held by the executive shall have their vesting fully accelerated. The receipt of severance under the change in control agreement is contingent upon the executive signing and not revoking a release of claims in favor of the Company. Mr. Cho’s and Mr. Moniz’s change in control agreements expire upon the termination of their employment with the Company. The Company has not entered into change in control agreements with any other executives.

Excise Tax.

Under each of the Company’s severance and change of control agreements in the event the severance payments and other benefits payable to an executive constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by executive on an after-tax basis of the greatest amount of benefits.

Change in Control Acceleration

In the event of a change in control (as defined in Mr. Blonigan’s offer letter) Mr. Blonigan will fully vest in and, if applicable, have the right to exercise, all of Mr. Blonigan’s then-outstanding Company equity awards and, with respect to Company equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

As described above, pursuant to their change in control agreements, in the event of a qualifying termination within twelve months after a change in control (as defined in Mr. Cho’s and Mr. Moniz’s change of control agreements), then, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Cho’s and Mr. Moniz’s then-outstanding Company equity awards will vest in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting.

Estimated Payments Pursuant to Severance and Change in Control Agreements

The following table estimates potential payments upon termination as if our NEOs had terminated on December 30, 2017, in connection with a change in control or other termination covered by the severance and change in control agreements and potential payments relating to the changed vesting schedule of outstanding equity awards under our 2012 Equity Incentive Plan in connection with a change in control. The table reflects termination scenarios covered by the various agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on December 30, 2017 was $6.85.

Name of Executive Officer	Termination Without Cause or Resignation for Good Reason ($)	Change in Control With Qualifying Termination ($)		Change in Control Without Termination ($)
Base Salary
Wendell Blonigan	550,000	1,100,000	(1)	—
James Moniz	—	330,000		—
Andres Brugal	—	—		—
Jay Cho	—	295,000		—
Christopher Smith	—	—		—
Annual Cash Incentive
Wendell Blonigan	—	—		—
James Moniz	—	—		—
Andres Brugal	—	—		—
Jay Cho	—	—		—
Christopher Smith	—	—		—
Health Coverage
Wendell Blonigan	24,000	24,000		—
James Moniz	—	—		—
Andres Brugal	—	—		—
Jay Cho	—	—		—
Christopher Smith	—	—		—
Acceleration Of Equity Awards
Wendell Blonigan	—	1,098,829		1,098,829
James Moniz	—	425,633		—
Andres Brugal	—	—		—
Jay Cho	—	386,697		—
Christopher Smith	—	—		—
Total
Wendell Blonigan	574,000	2,222,829		1,098,829
James Moniz	—	755,633		—
Andres Brugal	—	—		—
Jay Cho	—	681,697		—
Christopher Smith	—	—		—

(1)

The amount shown includes a bonus of $550,000, which Mr. Blonigan would have been eligible to receive if had resigned from the Company for good reason as a result of a change in control of the Company, and met the other terms and conditions of his severance agreement. This bonus would be pro-rated based on time and performance. For purposes of this table, we have assumed Mr. Blonigan worked the full year and achieved performance at 100% of target levels.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Blonigan, our CEO:

For 2017, the median of the annual total compensation of all employees of our company (other than our CEO), was $91,108; and the annual total compensation of our CEO, as reported in the Summary Compensation Table presented in this proxy statement, was $2,044,741. Mr. Blonigan’s annual total compensation was 22 times that of the median of the annual total compensation of all employees. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1.

We determined that, as of December 30, 2017, our employee population consisted of approximately 278 individuals working at our parent company and consolidated subsidiaries, with 71.6% of these individuals located in the United States and 28.4% located in Asia (primarily in Singapore, China, and Malaysia).

2.	We selected December 30, 2017, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

3.

For purposes of measuring the compensation of the employees we used the same elements of compensation that are reported in the Summary Compensation Table which includes: base salary, wages plus overtime pay, grant-date fair value of stock awards, grant-date fair value of stock option grants, cash bonuses, profit sharing and 401(k) matching contributions. We measured compensation for the employees using the 12-month period ending December 30, 2017. In making this determination, we annualized the compensation of all permanent employees who were hired in 2017 but did not work for us or our consolidated subsidiaries for the entire fiscal year.

4.

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $91,108.

Equity Incentive Plans

Under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, all unvested options, RSUs and other equity awards vest in full and, if applicable, become exercisable and performance-based awards would be deemed achieved at 100% of target upon a change in control (as defined in the applicable plan) of Intevac or, with respect to awards under the 2012 Equity Incentive Plan, a merger of Intevac with or into another corporation or entity, unless the option or award is assumed or substituted for by the acquiring entity, and to the extent exercisable, would terminate if not exercised within the applicable period.

The Board or its Compensation Committee, as administrator of the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, has the authority to provide for the accelerated vesting of any or all outstanding equity awards under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change in Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board for the fiscal year ended December 30, 2017, other than Wendell Blonigan, whose compensation is set forth under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (8)	Total ($)
James D. Benham (5)	16,875	—	—	—	—	30,000	46,875
Matthew A. Drapkin (6)	50,000	—	49,908	—	—	—	99,908
David S. Dury	61,251	—	49,908	—	—	—	111,159
Marc T. Giles (5)	16,875	—	—	—	—	30,000	46,875
Norman H. Pond (7)	40,625	—	49,908	—	—	15,000	105,533
Thomas M. Rohrs	47,438	—	49,908	—	—	—	97,346
John F. Schaefer	50,000	—	49,908	—	—	—	99,908

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of awards granted during fiscal 2017 as determined pursuant to ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2017 filed with the SEC on February 14, 2018.

(2)	Reflects the fair value as of the grant date: $49,908 for a stock option grant to purchase 13,000 shares of common stock made on May 17, 2017 at an exercise price of $13.10 per share

(3)

The directors had options to purchase the following shares of common stock outstanding at December 30, 2017: Mr. Drapkin: 71,000 shares; Mr. Dury: 127,000 shares; Mr. Rohrs: 105,000 shares; and Mr. Schaefer: 109,000 shares.

(4)	The former directors had options to purchase the following shares of common stock outstanding at December 30, 2017: Mr. Pond: 200,000 shares; Mr. Benham: 31,000 shares; and Mr. Giles: 44,000 shares.

(5)	Mr. Benham and Mr. Giles did not stand for re-election in 2017 and resigned from the Board effective May 16, 2017.

(6)	Mr. Drapkin resigned from the Board effective February 12, 2018.

(7)	Mr. Pond resigned from the Board and as the Chairman effective August 16, 2017.

(8)	Mr. Benham, Mr. Giles and Mr. Pond were paid consulting fees of $30,000, $30,000 and $15,000, respectively in 2017 for services provided subsequent to their resignation.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Compensation Committee of the Board conducts an annual review of director compensation in consultation with Radford and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation

Committee’s administration and oversight of our 2012 Equity Incentive Plan. Any change in director compensation is approved by the Board.

Cash Compensation

Annual cash compensation for non-employee board members in 2017 was as follows:

2017
Non-Chair Board Retainer	$45,000
Additional Board Chair Retainer	$20,000
Additional Lead Independent Director Retainer	$7,500
Audit Committee Chairmanship Compensation	$6,500
Compensation Committee Chairmanship Compensation	$5,000
Nominating and Governance Committee Chairmanship Compensation	$5,000

Directors do not receive cash compensation for attending meetings of the Board.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock and other equity awards pursuant to our 2012 Equity Incentive Plan when and as determined by our Board and subject to the 2012 Equity Incentive Plan’s limits on annual non-employee director grants. During fiscal 2017, Mr. Drapkin, Mr. Dury, Mr. Pond, Mr. Rohrs and Mr. Schaefer each received an option to purchase 13,000 shares under the 2012 Equity Incentive Plan.

During 2014, the Board established minimum ownership guidelines for Company common stock for directors. Directors must own stock in the Company of at least three times the annual retainer paid to independent directors (exclusive of any compensation for committee service such as meeting fees and leadership roles.) The ownership level must be initially achieved by the later of December 31, 2017 or by December 31 in the fourth year after the director is first elected. These ownership guidelines are applicable to all directors of the Company. In the event that a director also serves as an executive officer of the Company, the director will be subject to the same level of requirements as all directors. Mr. Blonigan, Mr. Dury, Mr. Drapkin, Mr. Rohrs and Mr. Schaefer were in compliance with the ownership guidelines at December 31, 2017.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Equity Compensation Plan Information

The following table summarizes the number of outstanding shares underlying options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at December 30, 2017.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
			(1)
Equity compensation plans approved by security holders (2)	3,695,312	$7.62	1,501,645
Equity compensation plans not approved by security holders	—	$—	—

Total	3,695,312	$7.62	1,501,645

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 335,938 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2018, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, each of the NEOs in the 2017 Summary Compensation Table on page 48, each of our directors, and all directors and current executive officers of Intevac as a group.

	Total Number of Shares (2)	Common Stock	Rights to Acquire(3)	Percentage Beneficially Owned (4)
Principal Stockholders, Executive Officers and Directors (1)
5% Stockholders:
First Eagle Investment Management, LLC (5)	4,433,606	4,433,606	—	19.8%
Royce & Associates LP (6)	1,741,646	1,741,646	—	7.8%
BlackRock, Inc. (7)	1,447,893	1,447,893	—	6.4%
NEOs:
Wendell Blonigan	488,999	146,916	342,083	2.2%
James Moniz	151,529	53,279	98,250	*
Andres Brugal	97,658	37,408	60,250	*
Jay Cho	162,126	56,376	105,750	*
Christopher Smith	161,833	52,718	109,115	*
Directors:
Kevin D. Barber	—	—	—	*
David S. Dury (8)	215,000	100,000	115,000	*
Mark P. Popovich	—	—	—	*
Thomas M. Rohrs	105,000	18,000	87,000	*
John F. Schaefer	126,000	35,000	91,000	*
All directors and executive officers as a group (10 persons)	1,566,069	530,510	1,035,559	7.0%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)

Includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2018, through the exercise of any vested stock option and the vesting of performance shares and restricted stock units.

(4)	The total number of shares of Common Stock outstanding was 22,360,973 as of March 31, 2018.

(5)

The address of First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 16(a) of the Exchange Act on February 26, 2018.

(6)

The address of Royce & Associates LP is 745 Fifth Avenue, New York, NY 10151. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 22, 2018.

(7)

The address of Blackrock, Inc. 55 East is 52nd Street New York, NY 10055. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 1, 2018.

(8)	Includes 66,000 shares that Mr. Dury holds indirectly through a trust with his spouse.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Since the beginning fiscal 2017, there were no transactions to which Intevac was a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	Ant of our directors or executive officers;

•	Any nominee for election as one of our directors;

•	Any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	Any member of the immediate family of any of the foregoing person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 30, 2017, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with BPM LLP and management;

•	discussed with BPM LLP, Intevac’s independent public accountants, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•

received from BPM LLP the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding BPM LLP’s communications with the Audit Committee concerning independence, and has discussed with BPM LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of BPM LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Thomas M. Rohrs (Chairman)

David S. Dury

John F. Schaefer

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer

and Treasurer

April 11, 2018

Appendix A

INTEVAC, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED, FEBRUARY 14, 2018

The following constitute the provisions of the 2003 Employee Stock Purchase Plan of Intevac, Inc. Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Eligibility.

(a) Offering Periods. Any individual who is an Employee as of the Enrollment Date of any Offering Period under this Plan shall be eligible to participate in such Offering Period, subject to the requirements of Section 4. Additionally, provided that an individual is an Employee as of a Semi-Annual Entry Date within an Offering Period, such individual may enter such Offering Period on such Semi-Annual Entry Date.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

3. Offering Periods. The Plan shall be implemented by a series of successive Offering Periods, with such succession continuing thereafter until (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased, or (ii) terminated in accordance with Section 19. Each new Offering Period shall commence on such date as determined by the Administrator; provided, however, that the first Offering Period shall commence on the first Trading Day on or after August 1, 2003. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, except as provided in Section 23.

4. Participation.

(a) First Purchase Interval in the Offering Period. An Employee who is eligible to participate in the Plan pursuant to Section 2 shall be entitled to participate in the first Purchase Interval in the first Offering Period only if such individual submits to the Company’s payroll office (or its designee), a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than five (5) business days from the effective date of such S-8 registration statement (the “Enrollment Window”). An eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.

(b) Subsequent Purchase Intervals and Offering Periods. An Employee who is eligible to participate in the Plan pursuant to Section 2 may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date or Semi-Annual Entry Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

5. Payroll Deductions.

(a) For Offering Periods beginning on or after February 1, 2012, at the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such payday; provided, that should a payday occur on a Purchase Date, a participant shall have the payroll deductions made on such payday applied to his or her account under the new Offering Period or Purchase Interval, as the case may be. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9.

(b) Payroll deductions authorized by a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9; provided, however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may (i) discontinue his or her participation in the Plan as provided in Section 9, (ii) increase the rate of his or her payroll deductions once during each Purchase Interval, and (iii) decrease the rate of his or her payroll deductions once during each Purchase Interval by (x) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Purchase Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 9). The Administrator may, in its sole discretion, change or institute any limit as to the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 5(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 2(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Interval. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Interval which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9.

(f) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

6. Grant of Purchase Right. On the Enrollment Date of each Offering Period, or the Semi-Annual Entry Date of each Offering Period for each Employee who entered such Offering Period on a Semi-Annual Entry Date, each Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that for Offering Periods beginning on or after February 1, 2012, in no event shall a participant be permitted to purchase during each Purchase Interval more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 2(b) and 8. The Employee may accept the grant of such purchase right by electing to participate in the Plan in accordance with the requirements of

Section 4. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Interval of such Offering Period. Exercise of the purchase right shall occur as provided in Section 7, unless the participant has withdrawn pursuant to Section 9. The purchase right shall expire on the last day of the Offering Period.

7. Exercise of Purchase Right.

(a) Unless a participant withdraws from the Plan as provided in Section 9, his or her purchase right for the purchase of shares of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Interval or Offering Period, subject to earlier withdrawal by the participant as provided in Section 9. Any other funds left over in a participant’s account after the Purchase Date shall be returned to the participant. During a participant’s lifetime, a participant’s purchase right to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which purchase rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on an Entry Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19. The Company may make pro rata allocation of the shares of Common Stock available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Entry Date.

8. Delivery. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, the shares purchased upon exercise of his or her purchase right in a form determined by the Administrator (in its sole discretion). No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 8.

9. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Purchase Interval then in progress and, unless the Employee again enrolls in the Plan in accordance with Section 4, no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any future Purchase Interval in that Offering Period or in the succeeding Offering Period unless the Employee re-enrolls in the Plan in accordance with the provisions of Section 4.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

10. Termination of Employment. In the event a participant ceases to be an Employee of an Employer, his or her purchase right shall immediately expire and any payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s purchase right shall be automatically terminated.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 4,450,000 shares plus the 108,000 shares which have been reserved but not issued under the Company’s 1995 Employee Stock Purchase Plan as of the date of its termination.

(b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Purchase Date on which the purchase right is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the purchase right. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 14 shall be made in such form and manner as the Administrator may prescribe from time to time.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 9.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change of Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of

Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the numerical limits of Section 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

(c) Merger or Change of Control. In the event of a merger of the Company with or into another corporation or a Change of Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Purchase Interval then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect purchase rights previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to a purchase right under the Plan unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period and the current Offering Period shall automatically terminate after such purchase of shares on the Purchase Date. The Administrator may shorten the duration of such new Offering Period within five (5) business days following the start date of such new Offering Period.

APPENDIX

The following definitions shall be in effect under the Plan:

Definitions.

(a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 13.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Intevac, Inc., a California corporation.

(g) “Compensation” means an Employee’s base straight time gross earnings, but exclusive of payments for commissions, overtime, shift premium and other compensation.

(h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Director” means a member of the Board.

(j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(k) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Entry Date” means the Enrollment Date or Semi-Annual Entry Date on which an individual becomes a participant in the Plan.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.

(p) “Offering Periods” means the successive periods of approximately twenty-four (24) months, each comprised of one or more successive Purchase Intervals. The duration and timing of Offering Periods may be changed pursuant to Section 3 of this Plan.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2003 Employee Stock Purchase Plan.

(s) “Purchase Date” means the last Trading Day in January and July of each year. The first Purchase Date under the Plan shall be January 30, 2004.

(t) “Purchase Interval” shall mean the approximately six (6) month period running from the first Trading Day in February of each year through the last Trading Day in July of each year or from the first Trading Day in August of each year through the last Trading Day in January of the following year. However, the initial Purchase Interval shall commence on the Enrollment Date of the first Offering Period and end on the last Trading Day in January 2004.

(u) “Purchase Price” means, for each participant, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on (i) the Participant’s Entry Date into that Offering Period, or (ii) on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 19.

(v) “Semi-Annual Entry Date” means the first Trading Day of each Purchase Interval provided that such Trading Day is not an Enrollment Date.

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

Appendix B

INTEVAC, INC.

2012 EQUITY INCENTIVE PLAN

AS AMENDED, March 21, 2018

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Bonus Awards, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Bonus Awards, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Intevac, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to participate in an Award Transfer Program, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Bonus Award” means a cash award set forth in Section 11.

(cc) Performance Period” means the time period of any Fiscal Year or such longer period as determined by the Administrator in its sole discretion during which the performance objectives must be met.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which Restricted Stock Units, Performance Shares, Performance Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of performance goals, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2012 Equity Incentive Plan.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 5,000,000 Shares, plus (i) any Shares that, as of the date stockholders initially approve the Plan, have been reserved but not issued pursuant to any awards granted under the 2004 Equity Incentive Plan (the “2004 Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the 2004 Plan and/or the 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”) that, after the date stockholders initially approve the Plan, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2004 Plan and/or the 1995 Plan that, after the date stockholders initially approve the Plan, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the 2012 Plan pursuant to clauses (i) and (ii) above equal to 4,063,305 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Any Shares subject to an Award with a per Share exercise (or purchase) price equal to or greater than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. Except as provided in the previous sentence, any Shares subject to any other Award, including specifically any Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Shares, or any other Award with a per Share exercise (or purchase) price lower than 100% of Fair Market Value on the date of grant, shall be counted against the numerical limits of this Section 3 as two (2) Shares for every one (1) Share subject thereto and shall be counted as two (2) Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase of an Award or to satisfy the tax withholdings related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(iv) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any Exchange Program and/or Award Transfer Program and with the consent of the Company’s stockholders, to institute an Exchange Program and/or Award Transfer Program (provided that the Administrator may not institute an Exchange Program and/or Award Transfer Program without first receiving the consent of the Company’s stockholders);

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;

(xii) to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xv) to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Bonus Awards, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that, subject to the provisions of Section 15, during any Fiscal Year, the number of Shares covered by Options granted to any one Service Provider will not exceed more than four hundred twenty-five thousand (425,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted Options covering up to an additional six hundred thousand (600,000) Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

(b) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant hereof. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the

Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that, subject to the provisions of Section 15, during any Fiscal Year, the number of Shares of Restricted Stock granted to any one Service Provider will not exceed more than two hundred seventy-five thousand (275,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional three hundred fifty thousand (350,000) Shares of Restricted Stock in the Fiscal Year in which his or her service as a Service Provider first commences.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(i) General Restrictions. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that subject to the provisions of Section 15, during any Fiscal Year, the number of Restricted Stock Units granted to any one Service Provider will not exceed more than two hundred seventy-five thousand (275,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional three hundred fifty thousand (350,000) Restricted Stock Units in the Fiscal Year in which his or her service as a Service Provider first commences. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(i) General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that, subject to the provisions of Section 15, during any Fiscal Year, the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed more than four hundred twenty-five thousand (425,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted SARs covering up to an additional six hundred thousand (600,000) Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, that subject to the provisions of Section 15, during any Fiscal Year, (a) the number of Performance Shares granted to any one Service Provider will not exceed more than two hundred seventy-five thousand (275,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional three hundred fifty thousand (350,000) Performance Shares in the Fiscal Year in which his or her service as a Service Provider first commences, and (b) no Service Provider will receive Performance Units having an initial value greater than one million five hundred thousand dollars ($1,500,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted additional Performance Units in the Fiscal Year in which his or her service as a Service Provider first commences having an initial value no greater than one million five hundred thousand dollars ($1,500,000).

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(i) General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.

11. Performance Bonus Awards.

(a) Grant of Performance Bonus Awards. Subject to the terms and conditions of the Plan, Performance Bonus Awards may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion, in the form of a cash bonus payable upon the attainment of performance goals that are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b) The Administrator will have complete discretion to determine the amount of the cash bonus that could be earned under a Performance Bonus Award, provided that, no one Service Provider may be granted Performance Bonus Awards that could result in such Service Provider receiving more than five million dollar ($5,000,000) in any one Fiscal Year.

12. [Reserved].

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Sections 6(a), 7(a), 8(a), 9(a) and 10(a). Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash (or cash equivalent), (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, or (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date of the initial Board action to adopt the Plan unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25. Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year of the Company, Awards covering more than 25,000 Shares, increased to 40,000 Shares in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INTEVAC, INC.

Wendell Blonigan and James Moniz, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 16, 2018, and at any adjournments or postponements thereof, as follows on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors unanimously recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

Nominees:

FOR AGAINSTABSTAIN

01 David S. Dury

02 Wendell T. Blonigan

03 Kevin D. Barber

04 Mark P. Popovich

05 Thomas M. Rohrs

06 John F. Schaefer

2. Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 500,000 shares:

FOR     AGAINST     ABSTAIN

3. Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2012 Equity Incentive Plan by 1,000,000 shares:

FOR     AGAINST     ABSTAIN

4. Proposal to ratify the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 29, 2018:

FOR     AGAINST     ABSTAIN

5. Proposal to approve, on a non-binding advisory basis, the, executive compensation of the Company’s named executive officers:

FOR     AGAINST     ABSTAIN

6. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

DATE: , 2018

(Signature)

(Signature if held jointly)

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.